Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and between

SPIRIT OF TEXAS BANCSHARES, INC.

and

COMANCHE NATIONAL CORPORATION

Dated as of July 19, 2018

EXHIBITS

Exhibit A – Form of Second Merger Agreement

Exhibit B – Form of Bank Merger Agreement

Exhibit C – Form of Voting Agreement

Exhibit D – Form of Director Support Agreement

Exhibit E – Form of Director and Officer Release

v

INDEX OF DEFINED TERMS

Acquisition Agreement	65
Acquisition Proposal	65
Acquisition Transaction	65
Affiliate	65
Affiliate Agreements	24
Affiliated Group	66
Aggregate Cash Consideration	5
Aggregate Stock Consideration	5
Agreement	1
Average Closing Price	59
Bank	1
Bank Merger	1
Bank Merger Agreement	1
Bank Stock	13
Banking Laws	16
BHC Act	1
BOLI	24
Borrower	66
Business Day	66
Call Reports	15
Cancelled Shares	5
Capital Securities	11
Certificate	7
Change in Recommendation	38
Closing	56
Closing Date	56
CNC Delaware	1
CNC Delaware Stock	13
Code	1
Comanche	1
Comanche Advisory Fees	31
Comanche Annual and Quarterly Financial Statements	15
Comanche Board Recommendation	38
Comanche Contracts	23
Comanche Disclosure Schedules	10
Comanche Employee Plan	27
Comanche Employees	51
Comanche Financial Statements	15
Comanche Loan Representatives	45
Comanche Personal Property	20
Comanche Real Property	19
Comanche Shareholder Approval	38
Comanche Shareholder Meeting	38

Comanche Stock	2
Comanche Tax Representation Letter	55
Commercially Reasonable Efforts	66
Common Securities	11
Confidentiality Agreement	54
Continuing Corporation	2
Controlled Group Liability	66
Debentures	11
Derivative Contracts	30
Director Support Agreements	2
Dissenting Share	6
Effective Time	56
Employment Agreements	62
Environmental Inspections	46
Environmental Laws	66
ERISA	27
ERISA Affiliates	66
Exchange Act	30
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	5
FDIC	4
Federal Reserve Board	4
Final Closing Statement	55
Final Index Price	60
Final Transaction Costs	5
Financial Advisor	43
FKHF	55
GAAP	15
Governmental Body	67
Hazardous Materials	67
Hunton	55
Indemnified Party	52
Index	60
Initial Closing Statement	55
Initial Index Price	60
Intellectual Property	30
IRS	23
Joint Proxy Statement	49
knowledge	67
Letter of Transmittal	7
Liability	67
Loan	17
Loan Portal	45

Loans	17
Material Adverse Effect	67
Merger	1
Merger Consideration	4
Multiemployer Plans	28
NASDAQ	68
Notice Date	38
Notice Period	58
OCC	4
Operative Documents	11
Order	68
Organizational Documents	68
Per Share Cash Consideration	5
Person	68
Proceeding	68
Registration Statement	33
Regulatory Approvals	14
Required Consent	15
SEC	4
Second Merger	1
Second Merger Agreement	1
Secondary Investigation	46
Securities	11
Securities Act	11
Securities Portfolio	17
Security Interest	68
Spirit	1
Spirit Bank	1
Spirit Bank Stock	32

Spirit Common Stock	4
Spirit Disclosure Schedules	31
Spirit Financial Statements	34
Spirit SEC Reports	32
Spirit Shareholder Approval	49
Spirit Shareholder Meeting	49
Spirit Tax Representation Letter	55
Subsidiaries	69
Subsidiary	69
Superior Proposal	69
Tail Policy	44
Tax	69
Tax Return	69
Taxes	69
TBOC	2
TDSML	4
Termination Fee	60
Total Cash Consideration	9
Total Share Consideration	9
Transaction Costs	5
Treasury Regulation	70
Trust	10
Trust Agreement	11
Union	70
Unresolved Response Action	47
Voting Agreement	2
WARN Act	70
Watch List	19

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of July 19, 2018, is by and between Spirit of Texas Bancshares, Inc. (“Spirit”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Comanche National Corporation (“Comanche”), a Texas corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the respective boards of directors of Spirit and Comanche believe that the merger of Comanche with and into Spirit, with Spirit continuing as the surviving entity (the “Merger”), in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective companies and shareholders;

WHEREAS, immediately following the Merger, and pursuant to a separate agreement and plan of merger in a form attached hereto as Exhibit A (the “Second Merger Agreement”), Spirit and Comanche National Corporation of Delaware (“CNC Delaware”), a Delaware corporation, bank holding company registered under the BHC Act, and wholly-owned subsidiary of Comanche, shall be combined through merger, with Spirit continuing as the surviving entity (the “Second Merger”);

WHEREAS, immediately following the Second Merger, and pursuant to a separate agreement and plan of merger in a form attached hereto as Exhibit B (the “Bank Merger Agreement”), Spirit of Texas Bank, SSB, a Texas state savings bank and wholly-owned subsidiary of Spirit (“Spirit Bank”), and Comanche National Bank (the “Comanche Bank”), a national banking association and wholly-owned subsidiary of CNC Delaware, shall be combined through merger, with Spirit Bank continuing as the surviving entity (the “Bank Merger”);

WHEREAS, for federal income tax purposes, the parties intend that each of (i) the Merger, (ii) the Second Merger and (iii) the Bank Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provision of state law), and the Treasury Regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulation §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes;

WHEREAS, the respective boards of directors of Spirit and Comanche have approved this Agreement and the transactions proposed herein on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Spirit’s willingness to enter into this Agreement, (i) certain regular and advisory members of the board of directors of Comanche, have entered into an agreement, in the form attached hereto as Exhibit C, dated as of the date hereof pursuant to which he or she agrees to vote the issued and outstanding shares of common stock, no par value, of Comanche (“Comanche Stock”) beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”), and (ii) each non-employee director of Comanche or Comanche Bank has entered into a support agreement in the form attached hereto as Exhibit D (the “Director Support Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined herein), Comanche shall be merged with and into Spirit, with Spirit continuing as the surviving corporation (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to, and with the effect provided for in, the applicable provisions of the Texas Business Organizations Code (“TBOC”).

Section 1.2    Organizational Documents and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Organizational Documents (as defined herein) of Continuing Corporation shall be the Organizational Documents of Spirit as in effect at the Effective Time. Unless and until changed by the board of directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Spirit as of the Effective Time. The established offices and facilities of Comanche immediately prior to the Effective Time shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Organizational Documents of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of Comanche and Spirit and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid, lawful, and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to Comanche and Spirit, respectively, as of the Effective Time.

Section 1.3    Board of Directors and Officers of Continuing Corporation. Subject to Section 6.10, at the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the members of the board of directors of Spirit at the Effective Time shall be the members of the board of directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law and the Organizational Documents of Continuing Corporation, the senior officers of Spirit immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4    Effect of Merger. At the Effective Time, the corporate existence of Comanche and Spirit shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of Comanche and Spirit. All rights, franchises and interests of Comanche and Spirit, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of the Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in the applicable provisions of the TBOC.

Section 1.5    Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all Liabilities (as defined herein) of Comanche and Spirit. All Liabilities and obligations of Comanche and of Spirit, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Comanche or Spirit, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Comanche or Spirit shall be preserved unimpaired subsequent to the Merger.

Section 1.6    Second Merger. In the Second Merger, CNC Delaware shall be merged with and into Spirit immediately following the Merger, with Spirit continuing as the surviving entity and succeeding to and assuming all rights and obligations of CNC Delaware in accordance with the applicable laws of Texas and Delaware. Following the Second Merger, the separate corporate existence of CNC Delaware shall cease. Immediately after entering into this Agreement, Spirit and CNC Delaware shall enter into the Second Merger Agreement. At the request of Spirit, Comanche shall cause CNC Delaware to execute such articles or certificate of merger and such other documents and certificate as are necessary to make the Second Merger effective immediately following the Effective Time.

Section 1.7    Bank Merger. In the Bank Merger, Comanche Bank shall be merged with and into Spirit Bank immediately following the Second Merger, with Spirit Bank continuing as the surviving entity and succeeding to and assuming all rights and obligations of Comanche Bank in accordance with the applicable laws of Texas and Delaware. Following the Bank Merger, the separate corporate existence of Comanche Bank shall cease. Immediately after entering into this Agreement, Spirit Bank and Comanche Bank shall enter into the Bank Merger Agreement. At the request of Spirit, Comanche shall cause Comanche Bank to execute such articles or certificate of merger and such other documents and certificate as are necessary to make the Bank Merger effective immediately following the effective time of the Second Merger.

Section 1.8    Approvals and Notices. This Agreement shall be submitted to the shareholders of Comanche and Spirit in accordance with the terms of this Agreement, the applicable provisions of law and the Organizational Documents of Comanche and Spirit. Comanche and Spirit shall proceed with Commercially Reasonable Efforts (as defined herein) and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including the preparation and submission of all necessary filings, requests for waivers, notices and certificates with the Securities and Exchange Commission (the “SEC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Texas Department of Savings and Mortgage Lending (the “TDSML”), the Office of the Comptroller of the Currency (the “OCC”), and the Federal Deposit Insurance Corporation (the “FDIC”).

Section 1.9    Tax Consequences. It is intended by the parties hereto that each of (a) the Merger, (b) the Second Merger and (c) the Bank Merger shall qualify as a reorganization under Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation §§ 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

Section 1.10    Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Spirit may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no adverse federal income tax consequences to the shareholders of Comanche as a result of such modification, (b) the consideration to be paid to holders of Comanche Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1    Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Comanche, Spirit, or the holders of any of the following securities:

(a)    Each share of common stock, no par value, of Spirit (“Spirit Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)    Each share of Comanche Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares (as such terms are defined herein)) shall be converted into the right to receive the following consideration (the “Merger Consideration”):

(i)    an amount of cash without interest equal to the quotient of (A) the Aggregate Cash Consideration (as defined below) divided by (B) the aggregate of the number of shares of Comanche Stock issued and outstanding immediately prior to the Effective Time (such amount, the “Per Share Cash Consideration”); and

(ii)    a number (such number, the “Exchange Ratio”), as adjusted in accordance with the terms of this Agreement, of validly issued, fully paid and nonassessable shares of Spirit Common Stock equal to the quotient of (A) the Aggregate Stock Consideration (as defined below) divided by (B) the aggregate of the number of shares of Comanche Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest ten thousandth.

(c)    All shares of Comanche Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Spirit, Comanche, CNC Delaware, or Comanche Bank (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by such parties in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(d)    For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Aggregate Cash Consideration” means $15,000,000 minus the amount of the Final Transaction Costs (as defined below).

“Aggregate Stock Consideration” means 2,142,857 shares of Spirit Common Stock, subject to appropriate adjustment (without duplication based on the same adjustment being provided elsewhere in this Agreement) for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of Spirit Common Stock declared or effected after the date hereof and prior to the Closing Date (as defined herein).

“Final Transaction Costs” shall mean all Transaction Costs (as defined below), all of which shall be set forth in the Final Closing Statement (as defined herein) delivered pursuant to Section 7.6 of this Agreement; provided, that the deduction from Aggregate Cash Consideration for Final Transaction Costs shall not exceed $2,755,000, in the aggregate, except that the amount of any costs expected to be incurred by the Continuing Corporation on or after the Closing Date to fully complete all Unresolved Response Actions (as defined herein) pursuant to Section 5.11(c) shall not be included in the calculation of the Final Transaction Costs and the full amount of any such costs shall be deducted in full from the Aggregate Cash Consideration. To the extent any Transaction Costs are unknown or cannot be calculated prior to the delivery of the Final Closing Statement, the parties shall confer in good faith and agree upon reasonable estimates thereof for purposes of determining the Final Transaction Costs.

“Transaction Costs” means the after-tax amount of all of the costs and expenses of Comanche or Comanche Bank incurred (or to be incurred) in connection with the transactions contemplated by this Agreement through the Closing Date, including without limitation: (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the Comanche Advisory Fees (as defined herein); (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the premium or additional cost or expense incurred to purchase the Tail Policy (as defined herein) pursuant to Section 5.7; (iv) the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of Terminated Contracts (as defined herein) pursuant to Section 5.6; (v) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between Comanche or Comanche Bank and any other Person (as defined herein) (including any “excess parachute payments” within the meaning of Section 280G of the Code or similarly applicable state law) in excess of the applicable amount accrued for any such payment in accordance with GAAP on Comanche’s consolidated balance sheet in the ordinary course of business and consistent with past practices; (vi) the amount of any cost to terminate and liquidate any Comanche Employee Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Spirit; (vii) the amount of any retention or “stay-put” bonuses paid by Comanche or Comanche Bank to its employees at or prior to the Effective Time; (viii) the amount of any unrealized losses in the Securities Portfolio (as defined herein) and collective losses in the Securities Portfolio realized upon the sale or liquidation of any investment securities after June 30, 2018 in excess of $3,600,000 and less than $4,878,000; (ix) the amount of any unrealized losses on the Derivative Contracts (as defined herein), including the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with closing out the trading position on any Derivative Contract and posting collateral or satisfying any other obligation; (x) the amount of any costs and expenses, including legal fees and expenses and settlement costs, accrued by Comanche pursuant to Section 10.1(g); (xi) the amount of any costs expected to be incurred by the Continuing Corporation on or after the Closing Date to fully complete all Unresolved Response Actions pursuant to Section 5.11(c); and (xii) such other amounts as are agreed upon by Comanche and Spirit. For illustrative purposes, Section 2.1(d) of the Comanche Disclosure Schedules sets forth a projection of the Transaction Costs as of the date hereof.

Section 2.2    Dissenting Shares. Each share of Comanche Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his or her dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his or her dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, only the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.3    Deposit of Merger Consideration. Promptly after the Effective Time, Spirit shall deposit with or make available to the Exchange Agent (as defined herein) for exchange in accordance with Section 2.4: (a) the Aggregate Stock Consideration and (b) immediately available funds equal to the Aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4(f) and cash payable to holders of Dissenting Shares pursuant to Section 2.2) (collectively, the “Exchange Fund”), and Spirit shall instruct the Exchange Agent to timely deliver the Merger Consideration.

Section 2.4    Delivery of Merger Consideration.

(a) Within five (5) Business Days (as defined herein) after the Effective Time and subject to the receipt by Computershare Trust Company, N.A. (the “Exchange Agent”) of a list of Comanche shareholders in a format that is acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of Comanche Stock (each, a “Certificate”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Spirit Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(c).

(b)    Within ten (10) days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Comanche Stock will be entitled to receive the Merger Consideration and any cash in lieu of a fractional share of Spirit Common Stock to be issued or paid in consideration therefor in respect of the shares of Comanche Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate (other than Certificates representing Cancelled Shares, which shall be treated as provided in Section 2.1(c), and Dissenting Shares, which shall be treated as provided in Section 2.2) shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of Spirit Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.4, and any dividends or distributions to which such holder is entitled pursuant to this Section 2.4.

(c)    No dividends or other distributions with respect to Spirit Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Spirit Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 2.4. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 2.4, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions payable with respect to shares of Spirit Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date).

(d)    In the event of a transfer of ownership of a Certificate representing Comanche Stock prior to the Effective Time that is not registered in the stock transfer records of Comanche, the Merger Consideration and any cash in lieu of a fractional share of Spirit Common Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Comanche Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined herein) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Spirit and the Exchange Agent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six (6) months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Spirit) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Spirit Common Stock otherwise payable pursuant to this Agreement to any holder of Comanche Stock such amounts as the Exchange Agent or Spirit, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Spirit, as the case may be, and timely paid over to the appropriate Governmental Body (as defined herein), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Comanche Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Spirit, as the case may be.

(e)    After the Effective Time, there shall be no transfers on the stock transfer books of Comanche of the shares of Comanche Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Comanche Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to Spirit, they shall be promptly presented to the Exchange Agent for exchange as provided in this Section 2.4, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Spirit Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.4.

(f)    Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Spirit Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Spirit Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Spirit. In lieu of the issuance of any such fractional share, Spirit shall pay to each former shareholder of Comanche who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) $21.00 by (ii) the fraction of a share (after taking into account all shares of Comanche Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Spirit Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.1(b).

(g)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Comanche at the expiration of six (6) months after the Effective Time shall be paid to Spirit. In such event, any former shareholders of Comanche who have not theretofore complied with the exchange procedures in this Section 2.4 shall thereafter look only to Spirit with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Spirit Common Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Spirit, Comanche, the Continuing Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Comanche Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Spirit or the Exchange Agent, the posting by such person of a bond in such amount as Spirit or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, Spirit or the Exchange Agent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.5    Tax Adjustment. Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, if the aggregate value of the shares of Spirit Common Stock to be issued in connection with the Merger (excluding the value of fractional shares for which cash is to be paid pursuant to Section 2.4(f)) based upon the closing price of the Spirit Common Stock as reported on NASDAQ on the trading day immediately preceding the Closing Date (the “Total Share Consideration”) would be less than forty percent (40%) of the sum of the Total Cash Consideration (defined below) and the Total Share Consideration, then the Exchange Ratio will be increased with a corresponding decrease to the Per Share Cash Consideration so that the Aggregate Stock Consideration is equal to forty percent (40%) of the sum of the Total Share Consideration and the Total Cash Consideration without changing the value of the Merger Consideration under Section 2.4(b). For purposes of this Agreement, the term “Total Cash Consideration” shall mean the sum of (i) the aggregate cash consideration to be paid in exchange for Comanche Stock (including cash paid for Dissenting Shares) and (ii) the aggregate cash consideration to be paid in lieu of fractional shares of Spirit Common Stock pursuant to Section 2.4(f).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMANCHE

Comanche represents and warrants to Spirit as set forth below. On the date hereof, Comanche delivered to Spirit schedules (the “Comanche Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Comanche Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement.

Section 3.1    Organization.

(a) Comanche is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. CNC Delaware is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. The Bank is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America. Other than Comanche Bank, CNC Delaware, and Comanche Statutory Trust I (the “Trust”), Comanche has no other Subsidiaries (as defined herein).

(b)    Comanche and each of its Subsidiaries has requisite power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their respective properties, to engage in the business and activities now conducted by each of them. To Comanche’s knowledge (as defined herein), no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c)    The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the OCC.

(d)    True and complete copies of the Organizational Documents of Comanche and each Subsidiary, each as amended to date, have been delivered to Spirit.

(e)    Section 3.1(e) of the Comanche Disclosure Schedules lists each of the Subsidiaries of Comanche and any other Person in which Comanche or any of its Subsidiaries own, or have the right to acquire, any ownership interest. Except as set forth in Section 3.1(e) of the Comanche Disclosure Schedules, neither Comanche nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined herein), (ii) is a general partner or owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the capital stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Comanche.

(f)    The deposit accounts of Comanche Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Comanche Bank.

(g)    With respect to the Trust:

(i)    The Trust has issued and sold capital securities (the “Capital Securities”) and common securities (the “Common Securities”) under an Amended and Restated Declaration of Trust, as amended (the “Trust Agreement”), and Comanche has issued to the Trust, Floating Rate Junior Subordinated Deferrable Interest Debentures (“Debentures”), under an Indenture (the Indenture and Trust Agreement are collectively referred to as the “Operative Documents”). Section 3.1(g) of the Comanche Disclosure Schedules sets forth, with respect to the Trust, the (A) aggregate liquidation value of its Capital Securities, (B) aggregate liquidation value of its Common Securities, (C) aggregate amount of Debentures that have been issued to the Trust by Comanche, (D) the rate paid on the Capital Securities, the Common Securities and the Debentures (collectively, the “Securities”), (E) date after which Comanche may redeem the Debentures at par, and (F) maturity date of the Debentures.

(ii)    The Trust has been duly created and is validly existing in good standing as a statutory trust under the laws of the State of Delaware with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents. The Trust is not a party to or otherwise bound by any material agreement other than the Operative Documents. The Trust is and will, under current law, be classified for federal income Tax purposes as a grantor trust and not as an association taxable as a corporation.

(iii)    The Capital Securities and the Common Securities have been duly authorized by the Trust Agreement, have been validly issued and represent undivided beneficial interests in the assets of the Trust. None of the Capital Securities or the Common Securities are subject to preemptive or other similar rights. All of the outstanding Common Securities are directly owned by Comanche free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws. The Common Securities satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act of 1933, as amended (the “Securities Act”). Neither Comanche nor the Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act. The Debentures are not held of record by shareholders of Comanche or Comanche Bank.

(iv)    The sole assets of the Trust are its Debentures, any interest paid on such Debentures to the extent not distributed, proceeds of such Debentures, or any of the foregoing.

(v)    All of the proceeds from the sale of the Capital Securities issued by the Trust have been invested in its Debentures. All of the proceeds from the sale of the Common Securities issued by the Trust have been invested in the Debentures. All Debentures are and have been held by the Trust since their initial issuance.

(vi)    The Trust was not formed to, and is not authorized to, conduct any trade or business and the Trust has not conducted any trade or business since it was formed. The Trust exists for the exclusive purposes of (1) issuing and selling its Capital Securities and Common Securities, (2) using the proceeds from the sale of its Capital Securities and Common Securities to acquire its Debentures, and (3) engaging only in activities necessary, advisable or incidental thereto. The Trust was formed to facilitate direct investment in the assets of the Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in the Trust with diverse interests in the assets of the Trust.

(vii)    Comanche has made timely payments of all installments of principal and interest on, and performed all of its other obligations under, the Debentures. Comanche has not exercised its right to defer interest payments on any of the Debentures. Comanche has not been advised by the Federal Reserve Board or any Federal Reserve Bank to defer interest payments on any of the Debentures, nor does Comanche have knowledge of any basis for the same.

(viii)    The Trust’s income consists solely of payments made by Comanche with respect to its Debentures, and such payments are not derived from the active conduct of a financial business by the Trust. Both Comanche’s obligation to make those payments and the amounts thereof are set forth in the Debentures. Neither Comanche’s obligation to make those payments nor the amounts payable by Comanche is dependent on income or profits of Comanche or any Affiliate of Comanche (although Comanche’s ability to do so is so dependent).

(ix)    Comanche has not issued any class of capital shares either pari passu or senior to the Debentures. All Debentures are either pari passu or senior to Comanche’s trade accounts payable arising in the ordinary course of business.

(x)    Comanche and the Trust have created a debtor-creditor relationship between Comanche, as debtor, and the Trust, as a creditor, and Comanche and the Trust have treated the Debentures as indebtedness for all Tax purposes. The Trust is and will be classified for all Tax purposes as a grantor trust and not as an association taxable as a corporation for all times up to and including the Closing Date.

Section 3.2    Capitalization.

(a)    The authorized capital stock of Comanche consists of 2,000,000 shares of common stock, no par value, 399,261 of which are issued and outstanding and 50,739 of which are held in treasury as of the date of this Agreement. The authorized capital stock of CNC Delaware consists of 100,000 shares of common stock, $1.00 par value (“CNC Delaware Stock”), 450 of which are issued and outstanding. The authorized capital stock of Comanche Bank consists of 45,000 shares of common stock, $20.00 par value (“Bank Stock”), all of which are issued and outstanding. All of the issued and outstanding shares of Comanche Stock, CNC Delaware Stock and Bank Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state securities laws.

(b)    Comanche owns, either directly or indirectly, all of the issued and outstanding capital stock and other securities of its Subsidiaries. The outstanding capital stock and other securities of Comanche’s Subsidiaries are, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable (except as provided in 12 U.S.C. § 55) and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any Person.

(c)    There are no existing options, stock appreciation rights, stock appreciation units, warrants, calls, convertible securities or commitments of any kind obligating Comanche to issue any authorized and unissued Comanche Stock.

(d)    Except as set forth in Section 3.2(d) of the Comanche Disclosure Schedules, Comanche does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities. Other than the Voting Agreement, to the knowledge of Comanche, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Comanche Stock.

(e)    Comanche has not paid any dividends on Comanche Stock since July 2, 2018.

Section 3.3    Authority; Approvals.

(a)    Comanche has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Comanche and is a duly authorized, valid, legally binding agreement of Comanche enforceable against Comanche in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Comanche. The board of directors of Comanche has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Comanche and its shareholders, (ii) directed that this Agreement be submitted to Comanche’s shareholders for approval and adoption and (iii) resolved to recommend to Comanche’s shareholders that they approve this Agreement and the transactions contemplated by this Agreement. Except for the approval of the shareholders of Comanche, no further corporate proceedings on the part of Comanche are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c)    Section 3.3(c) of the Comanche Disclosure Schedules lists all governmental and any other consents, approvals, authorizations, applications, filings, notices, registrations and qualifications that are required to be made or obtained by Comanche or any of its Subsidiaries in connection with or for the consummation of the transactions contemplated by this Agreement, including the Merger, the Second Merger and the Bank Merger (collectively, the “Regulatory Approvals”). Other than federal and state securities laws and the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body (as defined herein) or with any other Person are necessary in connection with the execution and delivery by (i) Comanche of this Agreement and the related documents to which it is a party or the consummation by Comanche of the transactions contemplated hereby or thereby, (ii) CNC Delaware of the Second Merger Agreement, or (iii) Comanche Bank of the Bank Merger Agreement.

Section 3.4    No Conflicts; Consents.

(a)    Neither the execution and delivery by Comanche of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Comanche with any of the provisions hereof or thereof, will, assuming that the Regulatory Approvals and Comanche shareholder approvals are duly obtained, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Comanche or any of its Subsidiaries under any of the terms, conditions or provisions of (1) the Organizational Documents of Comanche or any of its Subsidiaries or (2) except as set forth in Section 3.4(a) of the Comanche Disclosure Schedules, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Comanche or any of its Subsidiaries is a party or by which it may be bound, or to which Comanche or any of its Subsidiaries or any of the properties or assets of Comanche or any of its Subsidiaries may be subject, or (ii) violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Comanche or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Comanche or any of its Subsidiaries.

(b)    Except for the Regulatory Approvals, Comanche shareholder approvals and as set forth in Section 3.4(b) of the Comanche Disclosure Schedules (each item so set forth therein a “Required Consent”), no consent, approval, notice, license, permit, order or authorization of or registration, declaration or filing with any Person is required to be obtained or made by Comanche or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the related documents to which they are a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.5    Proceedings. Except as set forth in Section 3.5 of the Comanche Disclosure Schedules, there are no Proceedings (as defined herein) pending or, to Comanche’s knowledge, threatened against Comanche or any of its Subsidiaries, and Comanche has no knowledge of any basis on which any such Proceedings could be brought, which could reasonably be expected to result in a Material Adverse Effect (as defined herein) on Comanche or which could question the validity of any action taken or to be taken in connection with this Agreement or the transactions contemplated hereby. Neither Comanche nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 3.6    Financial Statements.

(a)    Comanche has furnished and made available to Spirit true, correct and complete copies of Comanche’s audited consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015, accompanied by the report thereon of Comanche’s independent auditors, and true, correct and complete copies of Comanche’s unaudited consolidated balance sheets as of June 30, 2018, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the quarter ended June 30, 2018 (the “Comanche Annual and Quarterly Financial Statements”). Comanche has also furnished or made available to Spirit a true, correct and complete copy of the Consolidated Reports of Condition and Income (the “Call Reports”) filed by Comanche Bank as of and for each period during the three years ended December 31, 2017 and for the quarter ended June 30, 2018. The Comanche Annual and Quarterly Financial Statements and the Call Reports are collectively referred to in this Agreement as the “Comanche Financial Statements.”

(b)    The Comanche Annual and Quarterly Financial Statements have been prepared from the books and records of Comanche and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Comanche at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated. The Call Reports fairly present the financial position of Comanche Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal banking authorities.

(c)    As of the dates of Comanche Financial Statements and as of the date of this Agreement, neither Comanche nor any of its Subsidiaries had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such Comanche Financial Statements.

Section 3.7    Compliance with Laws and Regulatory Filings.

(a)    Comanche and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to Comanche or any of its Subsidiaries, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Non-deposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, “Banking Laws”). Neither Comanche nor any of its Subsidiaries has had nor suspected any material incidents of fraud or defalcation involving Comanche, Comanche Bank or any of their respective officers, directors or Affiliates during the last two (2) years. Each of Comanche, CNC Delaware, and Comanche Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including wire transfers). The Bank is designated as an intermediate small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b)    Comanche and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC or any other Governmental Body having supervisory jurisdiction over Comanche and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business or as set forth in Section 3.7(b) of the Comanche Disclosure Schedules, no Governmental Body has initiated any Proceeding or, to Comanche’s knowledge, investigation into the business or operations of Comanche or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Comanche Bank or Comanche. Each of Comanche and CNC Delaware is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). Comanche Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 5.3(h)).

(c)    None of Comanche, or its Subsidiaries, or to the knowledge of Comanche, any director, officer, employee, agent or other person acting on behalf of Comanche or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Comanche or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Comanche or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Comanche or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Comanche or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Comanche or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Comanche or any of its Subsidiaries, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 3.8    Absence of Certain Changes. Since December 31, 2017, (a) Comanche and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (b) except as set forth in Section 3.8 of the Comanche Disclosure Schedules, neither Comanche nor any of its Subsidiaries has engaged in the activities proscribed by Section 5.2(b) and (c) no Material Adverse Effect on Comanche or Comanche Bank has occurred.

Section 3.9    Investments. Comanche has furnished to Spirit a true, correct and complete list, as of June 30, 2018, of all securities, including municipal bonds, owned by Comanche Bank (the “Securities Portfolio”). Except as set forth in Section 3.9 of the Comanche Disclosure Schedules, all such securities are owned by Comanche Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 3.9 of the Comanche Disclosure Schedules also discloses any Person in which the ownership interest of Comanche, whether held directly or indirectly, equals five percent (5%) or more of the issued and outstanding voting securities of the issuer thereof. To Comanche’s knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.10    Loan Portfolio and Reserve for Loan Losses.

(a)    All evidences of indebtedness to which Comanche or any of its Subsidiaries is a party as a lender, lessor or creditor (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither Comanche nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. There is no valid claim or defense to the enforcement of any Loan and none has been asserted, and Comanche has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b)    The credit files of Comanche and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to Comanche or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of Comanche or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance).

(c)    The allowance for loan losses shown on Comanche Financial Statements as of December 31, 2017, was, and the allowance for loan losses to be shown on any financial statements of Comanche or Comanche Bank or Consolidated Reports of Condition and Income of Comanche Bank as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all probable losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Comanche or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 3.11    Certain Loans and Related Matters.

(a)    Except as set forth in Section 3.11(a) of the Comanche Disclosure Schedules, as of June 30, 2018, neither Comanche nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement (other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan) under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Comanche or any of its Subsidiaries, or any ten percent (10%) or more shareholder of Comanche, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Comanche or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Comanche or any of its Subsidiaries.

(b)    Section 3.11(b) of the Comanche Disclosure Schedules contains the “watch list of loans” of Comanche Bank (“Watch List”) as of June 30, 2018. To the knowledge of Comanche, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the Watch List based on Comanche’s or Comanche Bank’s ordinary course of business and safe and sound banking principles.

Section 3.12    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Comanche and each of its Subsidiaries (a) are complete and correct in all material respects, (b) the transactions entered therein represent bona fide transactions, and (c) do not fail to reflect transactions involving the business of Comanche or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.13    Fiduciary Responsibilities. Since December 31, 2013, Comanche and each of its Subsidiaries have administered all accounts for which Comanche or any of its Subsidiaries acts as a fiduciary, including accounts for which Comanche or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the governing documents and applicable law in all material respects. None of Comanche or any of its Subsidiaries, or any director, officer or employee of Comanche or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account.

Section 3.14    Real Property Owned or Leased.

(a)    Section 3.14(a) of the Comanche Disclosure Schedules contains a true, correct and complete list of all real property owned or leased by Comanche or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “Comanche Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, Comanche Real Property, title insurance policies for Comanche Real Property that is owned by Comanche or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Spirit.

(b)    No lease or deed with respect to any Comanche Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Comanche Real Property pertaining to its current primary purpose.

(c)    None of the buildings and structures located on any Comanche Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Comanche Real Property, except those violations and encroachments that do not, individually or in the aggregate, materially adversely affect the value or use and enjoyment of the relevant Comanche Real Property. No condemnation proceeding is pending or, to Comanche’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Comanche Real Property in the manner in which it is currently being used.

(d)    Comanche or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Comanche Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in Comanche Financial Statements; and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e)    All buildings and other facilities used in the business of Comanche and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.15    Personal Property. Except as set forth in Section 3.15 of the Comanche Disclosure Schedules, each of Comanche and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Comanche Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in Comanche Financial Statements and (b) such other liens, charges imperfections of title and encumbrances as do not, individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Comanche Personal Property. Subject to ordinary wear and tear, Comanche Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.16    Environmental Laws. Comanche and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws (as defined herein) and permits thereunder. Neither Comanche nor any of its Subsidiaries has received written notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined herein), and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. No Comanche Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Comanche or its Subsidiaries or owned, operated or leased by Comanche or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with Environmental Laws, or, to the knowledge of Comanche, has been the site of any release of any Hazardous Materials. To Comanche’s knowledge, (a) no asbestos was used in the construction of any Comanche Real Property (or any improvements thereon), (b) no real property currently or previously owned by Comanche or any of its Subsidiaries is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by Comanche or any of its Subsidiaries and, except as set forth in Section 3.16 of the Comanche Disclosure Schedules, no underground storage tanks have been closed or removed from any properties owned or operated by Comanche or any of its Subsidiaries. Comanche has made available to Spirit all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to Comanche Real Property, any real property formerly owned or operated by Comanche or any of its Subsidiaries or any of their respective predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of Comanche or any of its Subsidiaries.

Section 3.17    Taxes.

(a)    Subject to applicable extension periods, Comanche and its Subsidiaries have filed all income Tax Returns (as defined herein) and all other material Tax Returns that each was required to file with the appropriate Governmental Bodies, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Comanche or any of its Subsidiaries is or was a member. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Comanche or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either Comanche or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid to the appropriate Governmental Bodies. Neither Comanche nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Comanche or any of its Subsidiaries does not file Tax Returns that Comanche or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Comanche or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of Comanche or any of its Subsidiaries to pay any Tax.

(b)    Comanche and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Comanche or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which Comanche or any of its Subsidiaries has knowledge based upon contact with any agent of such authority. Section 3.17(c) of the Comanche Disclosure Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to Comanche or any of its Subsidiaries for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Comanche has made available to Spirit correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Comanche and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(d)    Neither Comanche nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)    Neither Comanche nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c) (2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Comanche nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation § 1.6011-4. Except as set forth in Section 3.17(e) of the Comanche Disclosure Schedules, neither Comanche nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group (as defined herein) filing a consolidated federal income Tax Return (other than the Affiliated Group of which Comanche is the common parent) or (iii) has any Liability for the Taxes of any Person (other than Comanche and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)    Neither Comanche nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)    None of Comanche, any of its Subsidiaries, Spirit or any Affiliate of Spirit will be required to include any item of income in, and none of Comanche, any of its Subsidiaries, Spirit or any Affiliate of Spirit will be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(h)    Neither Comanche nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Sections 355 or 361 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)    The unpaid Taxes of Comanche and its Subsidiaries (i) did not, as of December 31, 2017, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in Comanche Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Comanche and its Subsidiaries in filing its Tax Returns.

(j)    Neither Comanche nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent (i) the Merger, (ii) the Second Merger and (iii) the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Comanche has not taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger, the Second Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)    Section 3.17(k) of the Comanche Disclosure Schedules (i) sets forth all net operating loss carryforwards, net capital loss carryforward, tax credit carryforwards, alternative minimum tax carryforwards or excess charitable contribution carryforwards allocable to Comanche or its Subsidiaries and describes any current limitations on Comanche or its Subsidiaries use of these Tax attributes prior to the Merger, and (ii) the net operating losses of Comanche and its Subsidiaries that arose in a taxable year beginning on or before December 31, 2017.

(l)    Neither Comanche nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (“IRS”) (or any comparable ruling from any other taxing authority).

Section 3.18    Contracts and Commitments.

(a)    Except as set forth in Section 3.18(a) of the Comanche Disclosure Schedules (the “Comanche Contracts”), neither Comanche nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i)    employment, services, independent contractor, consulting, change-in-control, retention, or severance contracts or similar arrangements;

(ii)    collective bargaining agreements, memorandums of understanding, or other contracts with any Union (as defined herein);

(iii)    bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iv)    any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(v)    contract or commitment for capital expenditures in excess of $50,000 in the aggregate;

(vi)    material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement and not terminable upon notice of sixty (60) days or less;

(vii)    contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(viii)    contract, agreement or letter with respect to the management or operations of Comanche or Comanche Bank imposed by any Governmental Body having supervisory jurisdiction over Comanche or Comanche Bank;

(ix)    note, debenture, agreement, contract or indenture related to the borrowing by Comanche or any of its Subsidiaries of money other than those entered into in the ordinary course of business;

(x)    guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(xi)    agreement with or extension of credit to any executive officer or director of Comanche or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Comanche Stock, or any affiliate of such person;

(xii)    agreement with any executive officer or director of Comanche or any of its Subsidiaries or holder of ten percent (10%) or more of the issued and outstanding Comanche Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xiii)    lease of real property;

(xiv)    any agreement containing covenants that limit the ability of Comanche or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, Comanche (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Body);

(xv)    any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of thirty (30) days or less;

(xvi)    any agreement pursuant to which Comanche or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvii)    any agreement between Comanche Bank, on the one hand, and a Person listed on Section 3.1(e) of the Comanche Disclosure Schedules, on the other hand (the “Affiliate Agreements”); or

(xviii)     contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business.

(b)    Each Comanche Contract is legal, valid and binding on Comanche or its Subsidiaries, as the case may be, and to the knowledge of Comanche, the other parties thereto, enforceable by Comanche or its Subsidiaries, as the case may be, in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles). Each of Comanche and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Comanche Contract and there are no existing material defaults by Comanche or its Subsidiary, as the case may be, or, to the knowledge of Comanche, the other party thereunder and, to the knowledge of Comanche, there are no allegations or assertions of such by any party under such Comanche Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each Comanche Contract has been delivered or made available to Spirit.

Section 3.19    Fidelity Bonds and Insurance.

(a)    A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either Comanche or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 3.19(a) of the Comanche Disclosure Schedules.

(b)    All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Comanche or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and all agreements to which Comanche or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by Comanche and its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. To the knowledge of Comanche, no insurer under any such policy or bond has canceled or indicated to Comanche or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither Comanche nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither Comanche nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years.

Section 3.20    Regulatory Actions and Approvals. There are no Proceedings pending or, to the knowledge of Comanche, threatened, against Comanche or any of its Subsidiaries by or before any Governmental Body or arbitrator having jurisdiction over Comanche or any of its Subsidiaries. Neither Comanche nor any of its Subsidiaries is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any Governmental Body or arbitrator having jurisdiction over it. Neither Comanche nor any of its Subsidiaries knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Regulatory Approvals, the Merger, the Second Merger, the Bank Merger, or the other transactions contemplated by this Agreement, nor does Comanche or any of its Subsidiaries have any reason to believe that it will not be able to obtain all Regulatory Approvals.

Section 3.21    Employee Matters.

(a)    Section 3.21(a) of the Comanche Disclosure Schedules contains a list of all current employees of Comanche or any of its Subsidiaries-including, without limitation, those individuals for whom Comanche or any of its Subsidiaries is a joint employer-as of the date hereof, including any such employee who is on a leave of absence of any nature, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) pay-rolling entity. As of the date hereof, all compensation payable to all employees of Comanche and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on Comanche’s interim financial statements) and there are no outstanding agreements, understandings or commitments of Comanche or its Subsidiaries with respect to any compensation.

(b)    Section 3.21(b) of the Comanche Disclosure Schedules contains a list of all Persons who, as of the date hereof, are parties to an independent contract or consulting agreement directly with Comanche or its Subsidiaries, and for each such individual the following information: (i) name; (ii) compensation rate; (iii) contract expiration date and terms; and (iv) a brief description of services provided. As of the date hereof, all compensation payable to all independent contractors and consultants of Comanche and its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on Comanche’s interim financial statements) and there are no outstanding agreements, understandings or commitments of Comanche or its Subsidiaries with respect to any compensation.

(c)    Neither Comanche nor any of its Subsidiaries is, nor has been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a Union, and there is not, and has not been, any Union representing or purporting to represent any employee of Comanche or its Subsidiaries. Neither Comanche nor any of its Subsidiaries has a duty to bargain with any Union. As of the date hereof, there is not any unfair labor practice charge or complaint or any other Proceedings pending before the National Labor Relations Board or any other Governmental Body having jurisdiction thereof and, to Comanche’s knowledge, no such complaint has been threatened. Neither Comanche nor any of its Subsidiaries has received any written notice concerning, and, to Comanche’s knowledge, there is not and has never been, any activities or proceedings of any Union (or representatives thereof) to organize any employees, or of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees.

(d)    Comanche and its Subsidiaries have complied in all material respects with all labor and employment laws, including, without limitation, any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and, to the knowledge of Comanche, no person has asserted to Comanche or any of its Subsidiaries that Comanche or any of its Subsidiaries is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. There are no Proceedings pending, or to Comanche’s knowledge, threatened against Comanche or any of its Subsidiaries with respect to allegations of a violation of any labor or employment law, and Comanche has no knowledge of any basis on which any such Proceedings could be brought.

(e)    Neither Comanche nor any of its Subsidiaries has implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act (as defined herein).

Section 3.22    Compensation and Benefit Plans.

(a)    Section 3.22(a) of the Comanche Disclosure Schedules lists all employee benefit plans, policies, arrangements, programs, practices or agreements (i) providing benefits or compensation to any current or former employees, directors, consultants or other service providers of Comanche or any of its ERISA Affiliates (as defined herein), or (ii) that are sponsored or maintained by Comanche or any of its ERISA Affiliates, or (iii) to which Comanche or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors, consultants or other service providers of Comanche or any of its ERISA Affiliates, or (iv) with respect to which Comanche or any of its ERISA Affiliates has any Liability, including, but not limited to, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment or consulting agreement, or employee stock ownership, bonus, incentive, deferred compensation, retention, severance, change of control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation, paid time off or fringe benefit plan, policy, arrangement, program, practice or agreement (each of the foregoing, a “Comanche Employee Plan”). Section 3.22(a) of the Comanche Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any Comanche Employee Plan in accordance with GAAP on Comanche’s consolidated balance sheet. Neither Comanche nor any of its Subsidiaries is party to or bound by any stock purchase, stock option, equity or phantom equity compensation plan, policy, arrangement, program, practice or agreement. Neither Comanche nor any of its Subsidiaries has any Liability under any employee benefit plans, policies, arrangements, programs, practices or agreements providing benefits or compensation to any service providers of Comanche or any of its ERISA Affiliates through a contractual arrangement with a third-party professional employer organization. There are no pending or, to the knowledge of Comanche, threatened Proceedings, audits or other claims (except routine claims for benefits) relating to any Comanche Employee Plan. All of Comanche Employee Plans comply and have been administered in all material respects with their terms and with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to Comanche Employee Plans which is likely to result in the imposition of any penalties or Taxes upon Comanche or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Comanche Employee Plan have been made by the due date thereof.

(b)    Neither Comanche nor any of its Subsidiaries has any Liabilities for post-retirement or post-employment welfare benefits under any Comanche Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Comanche Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such Comanche Employee Plan. Comanche has provided or made available copies of (i) each Comanche Employee Plan, including all amendments thereto, (ii) the most recent summary plan descriptions of each Comanche Employee Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any Comanche Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the U.S. Department of Labor with respect to each Comanche Employee Plan, (v) the most recent determination or opinion letter issued by the IRS with respect to each Comanche Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each Comanche Employee Plan, and (vii) the most recent audited financial statements for each Comanche Employee Plan for which audited statements are required by ERISA.

(c)    Neither Comanche nor any of its ERISA Affiliates has any Liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). Neither Comanche nor any of its ERISA Affiliates has ever contributed to or been obligated to contribute to any Multiemployer Plan, and neither Comanche nor any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither Comanche nor any of its ERISA Affiliates sponsors, maintains or contributes to any employee benefit plan that is subject to Section 412 of the Code or Title IV of ERISA, and neither Comanche nor any of its ERISA Affiliates has ever sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(d)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined herein) of Comanche or any of its Subsidiaries now or following the Closing.

(e)    Except as set forth in Section 3.22(e) of the Comanche Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (where such other event by itself would not result in such consequence), (i) entitle any current or former employee, director, officer, consultant or other service provider of Comanche or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, noncompetition payments, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, director, officer, consultant or other service provider of Comanche or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefits or otherwise), (iii) cause Comanche to transfer or set aside any assets to fund any benefits under any Comanche Employee Plan, or (iv) limit or restrict the right to amend, terminate, or transfer the assets of any Comanche Employee Plan on or following the Effective Time. Section 3.22(e) of the Comanche Disclosure Schedule sets forth the amounts that, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued pursuant to any such severance, noncompetition, retention or bonus arrangements under this Section 3.22(e) in accordance with GAAP on Comanche’s consolidated balance sheet. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of Comanche or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by Comanche or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(f)    Section 3.22(f) of the Comanche Disclosure Schedules lists each Person who (i) as of the Closing Date, could be reasonably expected to be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) with respect to Comanche or any of its Subsidiaries and (ii) who could reasonably be expected to receive an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(g)    Neither Comanche nor any of its Subsidiaries is a party to or bound by any plan under which compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation may be granted to any employee, director or other service provider of Comanche or any of its ERISA Affiliates.

Section 3.23    Deferred Compensation and Salary Continuation Arrangements. Section 3.23 of the Comanche Disclosure Schedules contains a list of all nonqualified deferred compensation and salary continuation arrangements of Comanche or any of its Subsidiaries, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued in accordance with GAAP on Comanche’s consolidated balance sheet. Each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.24    Internal Controls. Comanche and each of its Subsidiaries maintains accurate books and records reflecting its material assets and material liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (a) all material transactions are executed with management’s authorization; (b) all material transactions are recorded as necessary to permit preparation of the consolidated financial statements of Comanche and to maintain accountability for Comanche’s consolidated assets; (c) access to Comanche’s material assets is permitted only in accordance with management’s authorization; (d) the reporting of Comanche’s material assets is compared with existing assets at regular intervals; and (e) extensions of material credit and other receivables are recorded accurately, and reasonably proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither Comanche’s nor any of its Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Comanche, its Subsidiaries or their accountants, vendors and consultants, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the preceding sentence.

Section 3.25    Derivative Contracts. Except as set forth in Section 3.25 of the Comanche Disclosure Schedules (such contracts listed therein, the “Derivative Contracts”), neither Comanche nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Comanche Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.26    Deposits. Except as listed in Section 3.26 of the Comanche Disclosure Schedules, no deposit of Comanche Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.27    Intellectual Property Rights.

(a)    Section 3.27(a) of the Comanche Disclosure Schedules contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Comanche or any of its Subsidiaries or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). Comanche and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither Comanche nor any of its Subsidiaries is, to Comanche’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Comanche or any of its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b)    Neither Comanche nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of Comanche or any of its Subsidiaries or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.28    Shareholders’ List. Section 3.28 of the Comanche Disclosure Schedules contains a true, correct and complete list of the record holders of shares of Comanche Stock as of a date within ten (10) Business Days prior to the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and shall be updated not more than five (5) Business Days prior to Closing.

Section 3.29    SEC Status; Securities Issuances. Comanche is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by Comanche and any of its Subsidiaries have been registered under the Securities Act, applicable state securities laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.30    Dissenting Shareholders. Comanche has no knowledge of any plan or intention on the part of any shareholder of Comanche to make written demand for payment of the fair value of such holder’s shares of Comanche Stock in the manner provided in Section 2.2.

Section 3.31    Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to Comanche.

Section 3.32    Brokers, Finders and Financial Advisors. Section 3.32 of the Comanche Disclosure Schedules sets forth fees or commissions payable by Comanche to any broker, finder, financial advisor or investment banker in connection with this Agreement and the transactions contemplated hereby (collectively, the “Comanche Advisory Fees”). Other than the Comanche Advisory Fees, none of Comanche, any of its Subsidiaries or any of their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.33    Fairness Opinion. Prior to the execution of this Agreement, Comanche has received a written opinion from Piper Jaffray & Co., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Comanche pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPIRIT

Spirit represents and warrants to Comanche as set forth below. On the date hereof, Spirit delivered to Comanche schedules (the “Spirit Disclosure Schedules”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article IV or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Spirit Disclosure Schedules shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement. The representations and warranties set forth below are further qualified by Spirit’s Final Prospectus filed on May 4, 2018 with SEC pursuant to Rule 424(b)(4) of the Securities Act, Spirit’s Registration Statement on Form S-1, as amended, filed on April 26, 2018 with the SEC, Spirit’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, Spirit’s Definitive Proxy Statement for the 2018 Annual Meeting of Shareholders of Spirit and any Current Reports on Form 8-K filed prior to the date hereof with respect to events occurring since March 31, 2018 (collectively, “Spirit SEC Reports”) (it being understood that (i) nothing disclosed in the Spirit SEC Reports shall be deemed disclosed for purposes of any subsection of this Article IV unless it is reasonably apparent that the matters so disclosed in such Spirit SEC Report are applicable to such subsection and (ii) disclosure in the “Risk Factors” Section in a Spirit SEC Report shall be ignored for purposes of this Agreement).

Section 4.1    Organization.

(a)    Spirit is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Spirit Bank is a Texas state savings bank duly organized, validly existing and in good standing under the laws of the State of Texas.

(b)    Spirit and Spirit Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Spirit. Spirit engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act, and the rules and regulations promulgated thereunder.

(c)    Spirit Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Federal Reserve Board and the TDSML, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2    Capitalization.

(a)    The authorized capital stock of Spirit consists of 50,000,000 shares of Spirit Common Stock, no par value, 9,786,611 shares of which are outstanding as of June 30, 2018, and 5,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding as of the date of this Agreement. Spirit owns all of the issued and outstanding shares of common stock, par value $4.00 per share, of Spirit Bank (“Spirit Bank Stock”). All of the issued and outstanding shares of Spirit Common Stock and Spirit Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

(b)    At the Effective Time, the shares of Spirit Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.3    Authority; Approvals.

(a)    Spirit has the requisite corporate power and authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Spirit and is a duly authorized, valid, legally binding agreement of Spirit enforceable against Spirit in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Spirit. The board of directors of Spirit has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Spirit and its shareholders, (ii) directed that this Agreement be submitted to Spirit’s shareholders for approval and adoption, and (iii) resolved to recommend to Spirit’s shareholders that they approve this Agreement. Except for the approval of the issuance of shares of Spirit Common Stock in the Merger by a majority of the votes cast at the Spirit Shareholders Meeting (as defined herein), no further corporate proceedings on the part of Spirit are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby or thereby.

(c)    Other than the federal and state securities filings, including the Registration Statement on Form S-4, to be filed with the SEC under the Securities Act (the “Registration Statement”), and the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Body or with any other Person are necessary in connection with the execution and delivery by (i) Spirit of this Agreement, the Second Merger Agreement, and the related documents to which it is a party or the consummation by Spirit of the transactions contemplated hereby or thereby or (ii) Spirit Bank of the Bank Merger Agreement.

Section 4.4    No Conflicts; Consents. Neither the execution and delivery by Spirit of this Agreement and the related documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Spirit with any of the provisions hereof or thereof, will (a) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, charge or encumbrance upon any of the material properties or assets of Spirit or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of Spirit or any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Spirit or any of its Subsidiaries is a party or by which it may be bound, or to which Spirit or any of its Subsidiaries or any of the properties or assets of Spirit or any of its Subsidiaries may be subject, or (b) assuming that the Regulatory Approvals are duly obtained, violate any law, statute, code, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Spirit or any of its Subsidiaries or any of their respective properties or assets, except, with respect to clause (ii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Spirit.

Section 4.5    Proceedings. There are no Proceedings pending or, to Spirit’s knowledge, threatened against Spirit or any of its Subsidiaries, and Spirit has no knowledge of any basis on which any such Proceedings could be brought which could reasonably be expected to result in a Material Adverse Effect on Spirit or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Spirit nor Spirit Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body.

Section 4.6    Financial Statements.

(a)    Spirit has furnished or made available to Comanche true and complete copies of its Registration Statement on Form S-1, as amended, as filed with the SEC on April 6, 2018, which contains Spirit’s audited consolidated balance sheet (which includes the allowance for loan losses) as of December 31, 2017, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, and true, correct and complete copies of Spirit’s unaudited consolidated balance sheets as of June 30, 2018, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the quarter ended June 30, 2018 (the “Spirit Financial Statements”).

(b)    The Spirit Financial Statements have been prepared from the books and records of Spirit and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Spirit at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated.

(c)    As of the dates of the Spirit Financial Statements, neither Spirit nor any of its Subsidiaries had any material Liabilities (whether accrued, absolute, contingent or otherwise) except as fully set forth or provided for in such Spirit Financial Statements.

(d)    Spirit and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Spirit and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Spirit, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Spirit’s and its Subsidiaries’ assets that could have a material effect on Spirit’s financial statements.

(e)    Spirit’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Spirit in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Spirit’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Spirit required under the Exchange Act with respect to such reports. Spirit has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Spirit’s auditors and the audit committee of the board of directors of Spirit (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Spirit’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Spirit’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

Section 4.7    Compliance with Laws and Regulatory Filings.

(a)    Spirit and Spirit Bank have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to Spirit or Spirit Bank, including all Banking Laws and Environmental Laws. Spirit and Spirit Bank have neither had nor suspected any material incidents of fraud or defalcation involving Spirit, Spirit Bank or any of their respective officers, directors or Affiliates during the last two (2) years. Each of Spirit and Spirit Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Spirit Bank that are designed to properly monitor transaction activity (including wire transfers). Spirit Bank is designated as an intermediate small institution for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory.”

(b)    Spirit and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the TDSML, the FDIC, or any other Governmental Body having supervisory jurisdiction over Spirit and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Spirit’s knowledge, investigation into the business or operations of Spirit or its Subsidiaries. There is no material unresolved violation, criticism or exception by any bank regulatory agency with respect to any report relating to any examinations of Spirit or Spirit Bank.

(c)    Spirit has no knowledge of any fact or circumstance relating to Spirit or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Second Merger and the Bank Merger, nor does Spirit have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger, the Second Merger, and the Bank Merger.

Section 4.8    SEC Reports.

(a)    Spirit has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act since May 3, 2018. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    Spirit is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any noncompliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Spirit.

Section 4.9    Absence of Certain Changes. Except as set forth in Section 4.9 of the Spirit Disclosure Schedules, since December 31, 2017, (a) Spirit and Spirit Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Effect on Spirit or Spirit Bank has occurred.

Section 4.10    Taxes.

(a)    Subject to applicable extension periods, Spirit and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Spirit or any of its Subsidiaries is or was a member. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Spirit or any of its Subsidiaries and any affiliated, consolidated, combined or unitary group of which either Spirit or any of its Subsidiaries is or was a member (whether or not shown on any Tax Return) have been paid. Neither Spirit nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Spirit or any of its Subsidiaries does not file Tax Returns that Spirit or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Spirit or any of its Subsidiaries that arose in connection with any failure (or alleged failure) of Spirit or any of its Subsidiaries to pay any Tax.

(b)    Spirit and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)    There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Spirit or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which Spirit or any of its Subsidiaries has knowledge based upon contact with any agent of such authority.

(d)    Neither Spirit nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Section 6011 and 6111 of the Code and Treasury Regulation § 1.6011-4. Neither Spirit nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which Spirit is the common parent) or (iii) has any Liability for the Taxes of any Person (other than Spirit and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)    Neither Spirit nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(f)    Neither Spirit nor any of its Subsidiaries is aware of any fact or circumstance that reasonably could be expected to prevent the Merger, the Second Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Spirit has not taken or agreed to take any action that would prevent or reasonably could be expected to prevent the Merger, the Second Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11    Brokers, Finders and Financial Advisors. Other than fees payable by Spirit to Stephens Inc., neither Spirit, any of its Subsidiaries nor any of its or their respective officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any Liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 4.12    Fairness Opinion. Prior to the execution of this Agreement, Spirit has received a written opinion from Stephens Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be paid by Spirit to the shareholders of Comanche pursuant to this Agreement is fair, from a financial point of view, to Spirit. Such opinion has not been amended or rescinded.

ARTICLE V

COVENANTS OF COMANCHE

Comanche covenants and agrees with Spirit as follows:

Section 5.1    Approval of Shareholders of Comanche; Efforts.

(a)    Comanche shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Texas and the Organizational Documents of Comanche necessary to (1) call and give notice of a special meeting of its shareholders (the “Comanche Shareholder Meeting”) for the purpose of (A) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (B) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable within fifteen (15) days following the date the Registration Statement is declared effective under the Securities Act (the “Notice Date”) and (2) schedule the Comanche Shareholder Meeting to take place on a date that is within forty-five

(45) days after the Notice Date; (ii) use Commercially Reasonable Efforts to (x) cause the Comanche Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the necessary approvals by Comanche’s shareholders of this Agreement and the transactions contemplated hereby (the “Comanche Shareholder Approval”); and (iii) subject to Section 5.1(b), include in the Joint Proxy Statement (as defined herein) the recommendation that the Comanche shareholders approve and adopt this Agreement and the transactions contemplated hereby (the “Comanche Board Recommendation”).

(b)    The board of directors of Comanche shall not withdraw, amend or modify the Comanche Board Recommendation in a manner adverse to Spirit (a “Change in Recommendation”) and shall use Commercially Reasonable Efforts to obtain the necessary approvals by Comanche’s shareholders of this Agreement and the transactions contemplated hereby (the “Comanche Shareholder Approval”). Notwithstanding the foregoing, if Comanche has complied with Section 5.5, the board of directors of Comanche may effect a Change in Recommendation if Comanche or any of its representatives receives an unsolicited bona fide Acquisition Proposal (as defined herein) before Comanche Shareholder Approval that the board of directors of Comanche has (i) determined in its good faith judgment (after consultation with the Financial Advisor (as defined herein) and Comanche’s outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined herein), and (ii) determined in its good faith judgment (after consultation with Comanche’s outside legal counsel) that the failure to effect a Change in Recommendation would cause it to violate its fiduciary duties under applicable law.

(c)    If this Agreement is approved by Comanche’s shareholders, Comanche shall take all reasonable actions to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Spirit reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2    Activities of Comanche Pending Closing.

(a)    From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, and unless Spirit has consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement (including in Section 5.2(a) of the Comanche Disclosure Schedules) or except as may be required by applicable law or an order or policy of a Governmental Body, Comanche shall, and shall cause each of its Subsidiaries to:

(i)    conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii)    use Commercially Reasonable Efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii)    promptly give written notice to Spirit of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Comanche or any of its Subsidiaries, (C) the commencement or threat of any Proceeding against Comanche or any of its Subsidiaries or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of Comanche contained in this Agreement to be untrue or inaccurate in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on Comanche or Comanche Bank; and

(iv)    except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of Comanche or Spirit to obtain the Regulatory Approvals or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)    From the date hereof to and including the Effective Time, except (1) as expressly permitted by this Agreement (including in Section 5.2(b) of the Comanche Disclosure Schedules) or (2) as may be required by applicable law or an order or policy of a Governmental Body, Comanche shall not, and shall not permit any of its Subsidiaries to, without the written consent of Spirit (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    adjust, split, combine or reclassify any of Comanche Stock;

(ii)    make, acquire, modify or renew, or agree to make, acquire, modify or renew, any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, or (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles;

(iii)    issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;

(iv)    grant any stock appreciation rights, stock appreciation units, restricted stock, stock options or other form of incentive compensation;

(v)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi)    enter into, amend or terminate any agreement of the type that would be required to be disclosed in Section 3.18(a) of the Comanche Disclosure Schedules, or any other material agreement, or acquire or dispose of any material amount of assets or Liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii)    hire any employee or independent contractor with an annual salary in excess of $50,000; provided, that Comanche may hire such an employee or independent contractor without the prior consent of Spirit if it determines, in its reasonable discretion, that such a hiring is necessary to avoid imminent and material harm to the business or assets of Comanche or Comanche Bank and it provides notice of such hiring to Spirt within one (1) Business Day of such hiring;

(viii)    grant any severance or termination payment to, or enter into any collective bargaining, change-in-control, retention, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Comanche or any of its Subsidiaries, either individually or as part of a class of similarly situated Persons;

(ix)    (A) increase in any manner the compensation or fringe benefits of any of its employees, directors, consultants or other service providers other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, (B) pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or (C) institute any employee welfare, retirement or similar plan or arrangement;

(x)    amend any Comanche Employee Plan, other than as required to maintain the tax qualified status of such plan or as contemplated under this Agreement;

(xi)    (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Comanche Stock, other than the payment of dividends from Comanche Bank to Comanche, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Comanche Stock;

(xii)     (A) redeem the Debentures, in whole or in part, or (B) make any payment in respect of the Debentures, other than interest on the Debentures;

(xiii)    make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Body;

(xiv)    sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xv)    foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Spirit of a recent Phase I environmental review thereof to the extent the commercial real property subject to foreclosure or other acquisition (A) has, to the knowledge of Comanche, (1) been designated by a Governmental Body as requiring any environmental investigation, cleanup or response action to comply with

Environmental Laws or (2) been the site of any release of any Hazardous Materials, (B) is the type of commercial real property that would reasonably be expected to have underground storage tanks or contain asbestos in the improvements located thereon, or (C) is, or has been, a heavy industrial site or landfill;

(xvi)    increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xvii)     (A) establish any new Subsidiary or Affiliate or enter into any new line of business, or (B) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xviii)     materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;

(xix)    amend or change any provision of the Organizational Documents of Comanche or any of its Subsidiaries;

(xx)    make any capital expenditure which would exceed an aggregate of $100,000; provided, that Comanche may make such a capital expenditure without the prior consent of Spirit if it determines, in its reasonable discretion, that such an expenditure is necessary to avoid imminent and material harm to the business or assets of Comanche or Comanche Bank and it provides notice of such expenditure to Spirt within one (1) Business Day of making such expenditure;

(xxi)    excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xxii)    prepay any indebtedness or other similar arrangements so as to cause Comanche to incur any prepayment penalty thereunder;

(xxiii)     settle any Proceeding (A) involving payment by it of money damages in excess of $50,000 in the aggregate or (B) imposing any material restriction on the operations of Comanche or any of its Subsidiaries;

(xxiv)     make any changes to its Securities Portfolio or the manner in which the portfolio is classified or reported, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(xxv)    make, change or revoke any Tax election or Tax method of accounting, settle or compromise any Tax Liability, enter into any Tax closing agreement, surrender any right to claim a return of Taxes, file any amended Tax Return, or consent to any extension or waiver of any statute of limitations;

(xxvi)    take, or knowingly fail to take, any action that would reasonably be expected to prevent the Merger, the Second Merger or the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code;

(xxvii)    take any actions or fail to take any actions that could reasonably be expected to cause the Trust to not be treated as a grantor trust for federal income Tax purposes; or

(xxviii)    agree to do any of the foregoing.

Section 5.3    Access to Properties and Records.

(a)    To the extent permitted by applicable law, Comanche shall and shall cause each of its Subsidiaries, upon reasonable notice from Spirit to Comanche to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Spirit full access to the properties, books and records of Comanche and its Subsidiaries during normal business hours in order that Spirit may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Comanche and its Subsidiaries and to conduct the environmental investigations provided in Section 5.11, and (ii) furnish Spirit with such additional financial and operating data and other information as to the business and properties of Comanche as Spirit shall, from time to time, reasonably request.

(b)    As soon as practicable after they become available, Comanche shall deliver or make available to Spirit all unaudited monthly and quarterly financial information prepared for the internal use of management of Comanche and all Consolidated Reports of Condition and Income filed by Comanche Bank with the appropriate Governmental Body after the date of this Agreement. In the event of the termination of this Agreement, Spirit shall return to Comanche all documents and other information obtained pursuant hereto and shall keep confidential any information obtained pursuant to Section 7.2.

Section 5.4    Information for Regulatory Applications and SEC Filings.

(a)    To the extent permitted by law and during the pendency of this Agreement, Comanche shall furnish Spirit with all information concerning Comanche or any of its Subsidiaries required for inclusion in any application, filing, statement or document to be made or filed by Spirit with any Governmental Body in connection with the transactions contemplated by this Agreement and any filings with the SEC and any applicable state securities authorities. Comanche shall fully cooperate with Spirit in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. Comanche shall, upon reasonable request by Spirit, furnish to Spirit all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Spirit, Comanche or any of their respective Subsidiaries to any regulatory agency or other Governmental Body in connection with the Merger, the Second Merger, or the Bank Merger and the other transactions contemplated by this Agreement.

(b)    None of the information relating to Comanche and its Subsidiaries that is provided by Comanche for inclusion in (i) the Joint Proxy Statement to be prepared in accordance with Comanche’s Organizational Documents and applicable law and mailed to Comanche’s shareholders in connection with the solicitation of proxies by the board of directors of Comanche for use at Comanche Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Joint Proxy Statement to Comanche’s shareholders, at the time of Comanche Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined herein) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5    No Solicitation.

(a)    Comanche agrees that neither it nor any of its Subsidiaries shall, and it shall instruct their respective directors, officers, agents or representatives not to, directly or indirectly take any action to solicit, initiate, encourage or facilitate the making of any inquiries or proposals with respect to, or, subject to Section 5.5(b), provide any information to, conduct any assessment of, engage in negotiations with, or have any discussions with any other party concerning any Acquisition Proposal (as defined herein) or which could reasonably be expected to lead to any Acquisition Proposal.

(b)    Notwithstanding anything to the contrary in Section 5.5(a), if Comanche has complied with Section 5.5(a) and Comanche or any of its representatives receives an unsolicited bona fide Acquisition Proposal before Comanche Shareholder Approval that board of directors of Comanche has (i) determined in its good faith judgment (after consultation with Comanche’s financial advisors set forth in Section 3.32 of the Comanche Disclosure Schedules or a nationally recognized investment firm (the “Financial Advisor”), and Comanche’s outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (ii) determined in its good faith judgment (after consultation with Comanche’s outside legal counsel) that the failure to take such action would cause, or would be reasonably expected to cause, it to violate its fiduciary duties under applicable law; and (iii) obtained from such Person an executed confidentiality agreement that is no less favorable to Comanche than the Confidentiality Agreement (as defined herein), then Comanche or its representatives may furnish information to and enter into discussions and negotiations with such other Person.

(c)    Comanche agrees to notify Spirit in writing within three (3) Business Days after receipt of any unsolicited Acquisition Proposal and provide reasonable detail as to the identity of the Person making such Acquisition Proposal and the material terms of such

Acquisition Proposal. Comanche shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore that relate to any Acquisition Proposal. Comanche shall, and shall cause Comanche Bank to, take the necessary steps to inform the appropriate Persons referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6    Termination of Contracts. Comanche shall use Commercially Reasonable Efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that, if requested by Spirit, each contract listed on Section 5.6 of the Comanche Disclosure Schedules will, if the Merger occurs, be terminated prior to the date on which the data processing conversion and the operational integration occurs between Comanche Bank and Spirit Bank; provided, however, that until the thirtieth (30th) calendar day prior to Closing, Spirit shall have the right to add to Section 5.6 of the Comanche Disclosure Schedules any data processing contracts and contracts related to the provision of electronic banking services of Comanche or Comanche Bank not then listed on Section 5.6 of the Comanche Disclosure Schedules to the extent any such contract had not been made available to Spirit prior to the date hereof (the “Terminated Contracts”); provided further, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Comanche or Comanche Bank in connection with the termination of any Terminated Contract shall be accrued or paid by Comanche on or prior to the date of delivery of the Final Closing Statement in accordance with this Section 5.6 and shall be reflected in the calculation of Transaction Costs as contemplated by Section 2.1(d). For the avoidance of doubt, Spirit shall not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract subject to this Section 5.6. Such notice and actions by Comanche shall be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “Commercially Reasonable Efforts” by Comanche as used in this Section 5.6 shall include the payment or accrual of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts.

Section 5.7    Liability Insurance. Comanche shall purchase for a period of not less than four (4) years after the Effective Time, past acts and extended reporting period insurance coverage (the “Tail Policy”) for no less than the four-year period immediately preceding the Effective Time, under its current (i) directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) financial institutions bond (or comparable coverage), (iv) bankers professional liability insurance, (v) mortgage errors and omissions insurance, (vi) fiduciary liability insurance and (vii) cyber liability insurance, for each person and entity, including, without limitation, Comanche, its Subsidiaries and their respective directors, officers and employees, currently covered under those policies held by Comanche or its Subsidiaries.

Section 5.8    Allowance for Loan Losses. Comanche shall cause Comanche Bank to maintain its allowance for loan losses at a level consistent with Comanche Bank’s historical methodology, past practices, existing policies and in compliance with GAAP.

Section 5.9    Third-Party Consents. Comanche shall use Commercially Reasonable Efforts, and Spirit shall reasonably cooperate with Comanche at Comanche’s request, to provide all required notices and obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 3.4(b) of the Comanche Disclosure Schedules.

Section 5.10    Coordination; Integration.

(a)    The senior officers of Comanche and Comanche Bank agree to meet with senior officers of Spirit and Spirit Bank, on a semi-monthly basis or as reasonably requested by Spirit or Comanche, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Spirit Bank, as the resulting institution in the Bank Merger and to otherwise review the financial and operational affairs of Comanche and Comanche Bank; provided, that Spirit and Spirit Bank shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of Comanche or Comanche Bank, and to the extent permitted by applicable law, each of Comanche and Comanche Bank agrees to give reasonable consideration to Spirit’s input on such matters, consistent with this Section 5.10, with the understanding that Spirit shall in no event be permitted to exercise control of Comanche or Comanche Bank prior to the Effective Time and, except as specifically provided under this Agreement, Comanche and Comanche Bank shall have no obligation to act in accordance with Spirit’s input.

(b)    Commencing after the date hereof, Comanche shall provide Spirit with real time access to a data share file portal (the “Loan Portal”), which is updated weekly and used by the senior loan officers and members of each of Comanche Bank’s loan committees, including the senior loan committee, the officer loan committee and the director loan committee (collectively, the “Comanche Loan Representatives”). The Loan Portal contains all documents, reports and other materials prepared for and/or provided to Comanche Loan Representatives, including, but not limited to, summaries of all loans, loan participations, other extensions of credit and charge-offs approved or requested in a given week and certain documents related thereto.

(c)    Commencing after the date hereof and to the extent permitted by applicable law, Spirit, Spirit Bank, Comanche and Comanche Bank shall use their Commercially Reasonable Efforts to plan the integration of Comanche and Comanche Bank with the businesses of Spirit and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall Spirit or its Affiliates be entitled to control Comanche or Comanche Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of Comanche and Comanche Bank in the ordinary course of business, Comanche’s and Comanche Bank’s employees and officers shall use their Commercially Reasonable Efforts to provide support, including support from Comanche’s and Comanche Bank’s outside contractors, and to assist Spirit in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing; provided, however, that no integration shall take place prior to the Closing. Spirit shall provide such assistance of its personnel as Comanche and Comanche Bank shall request to permit Comanche and Comanche Bank to comply with their obligations under this Section 5.10.

Section 5.11    Environmental Investigation; Rights to Terminate Agreement.

(a)    Spirit and its consultants, agents and representatives shall have the right to the same extent that Comanche or Comanche Bank has such right (at Spirit’s cost and expense), but not the obligation or responsibility, to inspect any Comanche or Comanche Bank property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to forty-five (45) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by Spirit, Spirit shall (i) notify Comanche of any property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, (ii) submit a work plan to Comanche for such Secondary Investigation, for which Spirit agrees to afford Comanche the ability to comment on and Spirit agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such Secondary Investigation on or prior to sixty (60) days after the date of receipt of Comanche’s comments. Spirit shall give reasonable notice to Comanche of such Secondary Investigations, and Comanche may place reasonable restrictions on the time and place at which such Secondary Investigations may be carried out.

(b)    Comanche agrees to indemnify and hold harmless Spirit for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or Secondary Investigation conducted by Spirit or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of Comanche or its agents, representatives or contractors. Spirit agrees to indemnify and hold harmless Comanche for any claims for damage to property, or injury or death to persons made as a result of any Environmental Inspection or Secondary Investigation conducted by Spirit or its agents, representatives or contractors, to the extent attributable to the gross negligence or willful misconduct of Spirit or its agents, representatives or contractors in performing any Environmental Inspection or Secondary Investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Spirit shall not have any Liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, then, except as otherwise required by law, reports to any Governmental Body of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by Comanche in the exercise of its sole discretion and not by Spirit. Spirit shall make no such report prior to Closing unless required to do so by law, and in such case shall give Comanche reasonable prior written notice of Spirit’s intentions so as to enable Comanche to review and comment on such proposed report.

(c)    To the extent that Spirit identifies any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, Comanche shall use all Commercially Reasonable Efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), Comanche shall include the after-tax amount of the costs reasonably expected to be incurred by the Continuing Corporation on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Transaction Costs pursuant to Section 2.1(d); provided, that Comanche shall in no event be required to pay or accrue any amount pursuant to this Section 5.11(c) in excess of $1,000,000, in the aggregate.

(d)    Spirit shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Spirit because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that are reasonably likely to result in a Material Adverse Effect on Comanche; (ii) any past or present events, conditions or circumstances that would reasonably be expected to require further investigation, remedial or cleanup action under Environmental Laws, including, without limitation, an Environmental Inspection, Secondary Investigation or other environmental survey identifying the presence of any asbestos-containing material or mold in, on or under any Comanche Real Property, involving an expenditure reasonably expected by Spirit to exceed $1,000,000 or that is reasonably likely to have a Material Adverse Effect on Comanche or Comanche Bank; or (iii) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Comanche Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been remediated in accordance with applicable Environmental Law. In the event Spirit terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.11(c), if Comanche reimburses Spirit for the costs of preparing any Environmental Inspections, Spirit promptly shall deliver to Comanche copies of any environmental report, engineering report, or property condition report prepared by Spirit or any third party with respect to any Comanche Real Property. Any results or findings of any Environmental Inspections shall not be disclosed by Spirit to any third party not affiliated with Spirit, unless Spirit is required by law to disclose such information.

(e)    Comanche agrees to make available upon request to Spirit and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Comanche Real Property including the results of other environmental inspections and surveys to the extent such documents are in the possession of Comanche. Comanche also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Spirit and, at Spirit’s cost and expense, shall be entitled to certify the same in favor of Spirit and its consultants, agents and representatives and make all other data available to Spirit and its consultants, agents and representatives.

Section 5.12    Second Merger. Prior to the Effective Time, Comanche shall cause CNC Delaware to cooperate with Spirit and Spirit Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the consummation of the Second Merger after the Effective Time.

Section 5.13    Bank Merger. Prior to the Effective Time, Comanche shall cause Comanche Bank to cooperate with Spirit and Spirit Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time and after the Second Merger.

Section 5.14    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in shareholders’ equity and cash flows of Comanche for the periods then ended, which may be provided by Comanche to Spirit subsequent to the date hereof, shall be prepared from the books and records of Comanche and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Comanche at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by Comanche Bank subsequent to the date hereof shall fairly present the financial position of Comanche Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

Section 5.15    Change in Control Payments. Comanche shall, and shall cause Comanche Bank to, take all necessary actions to ensure that no payment set forth on Section 3.22(f) of Comanche Disclosure Schedules would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law), and be subject to the excise tax imposed by Section 4999 of the Code.

Section 5.16    Indemnification of Comanche Advisory Fees. Comanche shall indemnify and hold harmless Spirit, its Subsidiaries and any of its or their respective officers, directors or employees against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, related to or arising out of the Comanche Advisory Fees or any other Liability for brokerage, financial advisory, investment banking or other similar fees or commissions incurred by Comanche, any of its Subsidiaries or any of its or their respective officers, directors or employees in connection with this Agreement and the transactions contemplated hereby.

Section 5.17    Increase Cash and Short-Term Investments. Comanche shall and shall cause Comanche Bank to enhance the amount of cash and cash equivalents held by Comanche Bank prior to the Effective Date in the manner and as set forth on Section 5.17 of the Comanche Disclosure Schedules.

Section 5.18    Regulatory Matters. Comanche shall and shall cause Comanche Bank to take all necessary actions to address and remediate any findings of or requests, if any, made by a Governmental Body of Comanche or Comanche Bank prior to Closing, or if not possible to address and remediate such findings or requests prior to Closing, Comanche shall accrue an amount sufficient to cover expenses reasonably required by Spirit to timely remediate after the Merger.

ARTICLE VI

COVENANTS OF SPIRIT

Spirit covenants and agrees with Comanche as follows:

Section 6.1    Regulatory Filings; Efforts. Within forty-five (45) calendar days following the date of this Agreement, Spirit shall prepare and file, or shall cause to be prepared and filed, all necessary applications or other documentation with the TDSML, the Federal Reserve Board, and any other appropriate Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement, including the Second Merger and the Bank Merger. Spirit shall take all reasonable action to aid and assist in the consummation of the Merger, and shall use Commercially Reasonable Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement and the Merger. Spirit shall provide Comanche with copies of all such regulatory filings and all correspondence with Governmental Bodies in connection with the Merger for which confidential treatment has not been requested. Spirit shall pay, or shall cause to be paid, any applicable fees and expenses incurred by it or any of its Subsidiaries in connection with the preparation and filing of such regulatory applications.

Section 6.2    Approval of the Shareholders of Spirit; Registration Statement.

(a)    As soon as practicable after the execution of this Agreement, Spirit shall take all steps under applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold a special meeting of Spirit’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Spirit Shareholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The board of directors of Spirit shall not withdraw, amend or modify in a manner adverse to Comanche its recommendation and shall use Commercially Reasonable Efforts to obtain the necessary approvals by Spirit’s shareholders of this Agreement and the transactions contemplated hereby (the “Spirit Shareholder Approval”).

(b)    Within seventy-five (75) calendar days following the date of this Agreement, Spirit shall prepare and file the Registration Statement and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of Comanche constituting a part thereof (the “Joint Proxy Statement”), relating to the shares of Spirit Common Stock to be delivered to the shareholders of Comanche pursuant to this Agreement. Each of Spirit and Comanche shall use its Commercially Reasonable Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Comanche and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to information about Comanche and the meeting of Comanche’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(c)    Upon the Registration Statement being declared effective, Spirit and Comanche shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Spirit shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Comanche shall furnish all information concerning Comanche and the holders of Comanche Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Comanche or Spirit, or any of their respective affiliates, directors or officers, should be discovered by Comanche or Spirit that should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Comanche’s and Spirit’s shareholders.

(d)    None of the information relating to Spirit and its Subsidiaries that is provided by Spirit for inclusion in (i) the Joint Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Joint Proxy Statement to Comanche’s shareholders, at the time of the Spirit Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3    NASDAQ Listing. Spirit shall file all documents required to be filed to have the shares of Spirit Common Stock to be issued pursuant to this Agreement included for listing on NASDAQ and use its Commercially Reasonable Efforts to effect said listing.

Section 6.4    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, Spirit shall and shall cause each of its Subsidiaries to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with its existing lending policies and practices; and (d) use Commercially Reasonable Efforts to (i) preserve intact its present business organizations, (ii) keep available the services of its present executive officers and directors and (iii) preserve its relationships and goodwill with customers and advantageous business relationships.

Section 6.5    Negative Covenants. Spirit shall not, nor shall it permit any of its Subsidiaries to, (a) amend its Organizational Documents in a manner that would adversely affect Comanche, (b) take, or knowingly fail to take, any action that would reasonably be expected to prevent the Merger, the Second Merger or the Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that, to the knowledge of Spirit, would adversely affect or delay (i) Spirit’s ability to obtain the necessary approvals of any Governmental Body required for the consummation of the transactions contemplated hereby or (ii) Spirit’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.

Section 6.6    Employee Matters.

(a)    Each employee of Comanche and its Subsidiaries who remains in the active employment of Spirit or its Subsidiaries after the Closing Date (the “Comanche Employees”) will be entitled to participate as an employee in the employee benefit plans and programs maintained for employees of Spirit and Spirit Bank with credit for prior service with Comanche or any of its Subsidiaries for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans and benefits accrued under any retirement plans) sponsored by Spirit or Spirit Bank in which such Comanche Employee becomes eligible to participate from and after the Closing Date, to the extent such service was credited under a comparable Comanche Employee Plan immediately prior to the Closing, to the extent permitted by such Spirit plans and applicable law and to the extent that such service crediting will not result in any duplication of benefits for the same period of service. To the extent permitted by such Spirit plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Comanche Employee and their eligible dependents. To the extent permitted by the applicable Spirit plans and applicable law, Spirit further agrees to credit each Comanche Employee and his or her eligible dependents for the year during which coverage under Spirit’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Comanche Employee during such year under Comanche’s group health plan. For purposes of determining Comanche Employee’s benefits for the calendar year in which the Merger occurs under Spirit’s vacation program, any vacation taken by a Comanche Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs shall be deducted from the total Spirit vacation benefit available to such Comanche Employee for such calendar year.

(b)    The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Comanche Employee or other current or former employee of Comanche or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Section 6.6 amends, or will be deemed to amend (or prevent the amendment or termination of), any Comanche Employee Plan or any employee benefit plan of Spirit or any of its Affiliates. Spirit and its Affiliates shall have no obligation to continue to employ or retain the services of any Comanche Employee for any period of time following the Effective Time and Spirit and its Affiliates shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

Section 6.7    Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of Spirit for the periods then ended, which may be filed by Spirit with the SEC subsequent to the date hereof, shall be prepared from the books and records of Spirit and its Subsidiaries and shall fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Spirit at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (a) omit the footnote disclosure required by GAAP and (b) be subject to normal year-end audit adjustments required by GAAP.

Section 6.8    Issuance of Spirit Common Stock; Stock Reserves. The shares of Spirit Common Stock to be issued by Spirit to the shareholders of Comanche pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Spirit Common Stock to be issued to the shareholders of Comanche pursuant to this Agreement are and shall be free of any preemptive rights of the shareholders of Spirit or any other Person. Spirit agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Spirit Common Stock to fulfill its obligations under this Agreement.

Section 6.9    Director and Officer Indemnification.

(a)    For a period of four (4) years after the date hereof, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Organizational Documents of Comanche and each of its Subsidiaries, Spirit shall indemnify and hold harmless each present director and officer of Comanche or Comanche Bank, as applicable, determined as of the Effective Time (each, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of Comanche or any of its Subsidiaries to the fullest extent that the Indemnified Party would be entitled under the Organizational Documents, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Spirit, but the failure to so notify will not relieve Spirit of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Spirit. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Spirit will have the right to assume the defense thereof and bear the costs incurred in connection therewith and Spirit will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Spirit elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Spirit and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Spirit, and Spirit shall promptly pay the reasonable fees and expenses of such counsel for the Indemnified Party as any such fees and expenses are incurred by such Indemnified Party (which may not exceed one firm in any jurisdiction), provided that the Indemnified Party for whom fees and expenses are to be paid provides a signed written undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable laws or regulations, (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) Spirit will not be liable for any settlement effected without its prior written consent and (iv) Spirit will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)    If Spirit fails promptly to pay the amounts due pursuant to this Section 6.9, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against Spirit for failure to provide indemnification, Spirit shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding. Furthermore, if Spirit, or any of its successors or assigns, shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Spirit, or the surviving company shall assume the obligations set forth in this Section 6.9 prior to or simultaneously with the consummation of such transaction.

Section 6.10    Director Nomination. Contemporaneously with Closing, and subject to the satisfaction of the fiduciary duties of the board of directors of Spirit and all other legal and regulatory requirements regarding service and election or appointment as a director of Spirit, Spirit shall appoint Mr. William K. Nix as a director of Spirit in Class III, and at the 2019 annual meeting of shareholders, Spirit shall nominate him, or cause him to be nominated, as a Class III director, and, subject to the reasonable satisfaction of the fiduciary duties of the board of directors of Spirit and all other legal and regulatory requirements regarding service and election or appointment as a director of Spirit, use Commercially Reasonable Efforts to ensure that Mr. William K. Nix is elected at such annual meeting.

Section 6.11    Assumption of Comanche Trust Preferred Securities. Spirit shall, effective as of the Effective Time, assume the obligations of Comanche to the Trust.

ARTICLE VII

MUTUAL COVENANTS OF SPIRIT AND COMANCHE

Section 7.1    Notification; Updated Disclosure Schedules.

(a)    Comanche shall give prompt written notice to Spirit, and Spirit shall give prompt written notice to Comanche, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the Comanche Disclosure Schedules or the Spirit Disclosure Schedules, respectively, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.1(c), with respect to Comanche, and in Section 10.2(c), with respect to Spirit, incapable of being satisfied.

(b)    At least ten (10) Business Days prior to the Closing Date, Comanche shall provide Spirit with supplemental Comanche Disclosure Schedules and Spirit shall provide Comanche with an updated Spirit Disclosure Schedules reflecting any material changes to the Comanche Disclosure Schedules and the Spirit Disclosure Schedules, respectively, between the date of this Agreement and the date thereof. Delivery of such supplemental Comanche Disclosure Schedules and updated Spirit Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 7.2    Confidentiality. Spirit and Comanche agree that terms of that Non-Disclosure and Confidentiality Agreement, dated as of December 26, 2017, by and between Spirit and Comanche (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Spirit and Comanche and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

Section 7.3    Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Spirit nor Comanche shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4    Employee Benefit Plans. To the extent requested by Spirit, Comanche or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Spirit may reasonably require in order to cause the amendment or termination of any Comanche Employee Plan on terms satisfactory to Spirit and in accordance with applicable law and effective prior to the Closing Date, except that the winding up of any such plan may be completed following the Closing Date.

Section 7.5    Certain Tax Matters.

(a)    Each of Comanche and Spirit shall take any actions required to cause each of (i) the Merger, (ii) the Second Merger and (iii) the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, none of Comanche or Spirit shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger, the Second Merger or the Bank Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)    Spirit shall deliver to Hunton Andrews Kurth LLP (“Hunton”) and Fenimore Kay Harrison & Ford, LLP (“FKHF”) an officer’s certificate, dated as of the Closing Date, and signed by an officer of Spirit, containing representations of Spirit as shall be reasonably necessary or appropriate to enable Hunton and FKHF to render the opinions described in Section 10.3(c), on the Closing Date (an “Spirit Tax Representation Letter”). Spirit shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Spirit Tax Representation Letter.

(c)    Comanche shall deliver to Hunton and FKHF an officer’s certificate, dated as of the Closing Date, and signed by an officer of Comanche, containing representations of Comanche as shall be reasonably necessary or appropriate to enable Hunton and FKHF to render the opinions described in Section 10.3(c) on the Closing Date, (a “Comanche Tax Representation Letter”). Comanche shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in Comanche Tax Representation Letter.

(d)    Without limiting the provisions of this Section 7.5, Comanche and Spirit shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation § 1.368-3.

Section 7.6    Closing Statements. At least ten (10) Business Days prior to the Closing Date, Comanche shall deliver to Spirit a statement (the “Initial Closing Statement”) setting forth the Final Transaction Costs, with all necessary and appropriate supporting information and documentation that is reasonably satisfactory to Spirit. Comanche shall also update the Initial Closing Statement following its delivery, if necessary, to reflect any changes therein. In the event Spirit disputes any item in the Initial Closing Statement, the parties shall confer in good faith to resolve any such dispute. The term “Final Closing Statement” shall mean the Initial Closing Statement, as it may be adjusted pursuant to this Section 7.6 to reflect any changes or resolve any disputes, as reasonably agreed upon by the parties at least two (2) Business Days prior to the Closing Date.

Section 7.7    Efforts to Consummate. Subject to the terms and conditions set forth in this Agreement, Spirit and Comanche shall, and shall cause their respective Subsidiaries to, use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, (a) the satisfaction of the conditions precedent to the obligations of Comanche (in the case of Spirit) and Spirit (in the case of Comanche) to the Merger, the Second Merger and the Bank Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary consents, approvals and authorizations of, or exemptions by, any Governmental Body, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Second Merger or the Bank Merger and to fully carry out the purposes of this Agreement.

ARTICLE VIII

CLOSING

Section 8.1    Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place remotely via the exchange of documents and signatures or at such location mutually acceptable to the parties hereto. The Closing shall take place as soon as practicable once the conditions of Article X have been satisfied or waived but in any event within the thirty (30) day period commencing on the later of the following dates, unless the parties otherwise agree (“Closing Date”):

(a)    the receipt of shareholder approvals and the last Regulatory Approval and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger, the Second Merger, and the Bank Merger; and

(b)    if the transactions contemplated by this Agreement are being contested in any Proceeding and Spirit or Comanche, pursuant to Section 10.3(a), has elected to contest the same, then the date that such Proceeding has been brought to a conclusion favorable, in the reasonable judgment of each of Spirit and Comanche, to the consummation of the transactions contemplated herein, or such prior date as each of Spirit and Comanche shall elect whether or not such proceeding has been brought to a conclusion.

Section 8.2    Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the approval of the shareholders of Comanche and of Spirit and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX

TERMINATION

Section 9.1    Termination.

(a)    Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the board of directors of Spirit or Comanche at any time prior to the Effective Time if:

(i)    any court of competent jurisdiction in the United States or other Governmental Body shall have issued an Order enjoining or otherwise prohibiting the Merger, the Second Merger, or the Bank Merger and such Order shall be final and non-appealable;

(ii)    any of the transactions contemplated by this Agreement are disapproved (or the applications or notices for which are suggested or recommended to be withdrawn) by any Governmental Body or other Person whose approval is required to consummate any of such transactions;

(iii)    the Effective Time has not occurred on or before the one hundred eightieth (180th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which case the Effective Time has not occurred on or before the two hundred fortieth (240th) day following the date of this Agreement, or such later date as has been approved in writing by the boards of directors of Spirit and Comanche; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;

(iv)    the Spirit Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Spirit Shareholder Meeting; or

(v)    Comanche Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at Comanche Shareholder Meeting.

(b)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Comanche if Spirit shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Spirit contained herein shall be inaccurate in any material respect. If the board of directors of Comanche desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the board of directors must notify Spirit in writing of its intent to terminate stating the reason therefor. Spirit shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(c)    This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Spirit if (i) Comanche fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Comanche contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of Comanche, Comanche Bank, Spirit or Spirit Bank that, in the reasonable judgment of Spirit, materially and adversely impairs the value of Comanche and its Subsidiaries, taken as a whole, to Spirit, that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to Spirit or otherwise would, in the reasonable judgment of Spirit, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, or (iii) any of the conditions set forth in Section 5.11(d) shall have occurred. In the event the board of directors of Spirit desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in clause (i) of this Section 9.1(c), the board of directors must notify Comanche in writing of its intent to terminate stating the reason therefor. Comanche shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, if the breach or inaccuracy is capable of being cured.

(d)    This Agreement may be terminated at any time prior to the Effective Time upon the mutual written consent of Spirit and Comanche and the approval of such action by their respective boards of directors.

(e)    This Agreement may be terminated at any time before Comanche Shareholder Approval by the board of directors of Comanche if before such time, Comanche receives an unsolicited bona fide Acquisition Proposal and the board of directors of Comanche determines in its good faith judgment (after consultation with the Financial Advisor and Comanche’s outside legal counsel), that (A) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined herein)) is a Superior Proposal and (B) the failure to terminate this Agreement and accept such Superior Proposal would cause or would be reasonably likely to cause it to violate its fiduciary duties under applicable law; provided, however, that Comanche may not terminate this Agreement under this Section 9.1(e) unless:

(i)    Comanche has provided prior written notice to Spirit at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Spirit that the board of directors of Comanche has received a Superior Proposal and specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii)    during the Notice Period, Comanche shall have, and shall have caused the Financial Advisor and Comanche’s outside legal counsel to, negotiate with Spirit in good faith (to the extent Spirit desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the board of directors of Comanche shall have considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concluded in good faith based upon consultations with the

Financial Advisor and the advice of Comanche’s outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Spirit.

If during the Notice Period any revisions are made to the Superior Proposal and the board of directors of Comanche in its good faith judgment determines such revisions are material, Comanche shall deliver a new written notice to Spirit and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) Business Days. Termination under this Section 9.1(e) shall not be deemed effective until payment of the Termination Fee as required by Section 9.3.

(f)    This Agreement may be terminated at any time before the Closing by the board of directors of Spirit if (i) Comanche has breached the covenant contained in Section 5.5 in a manner adverse to Spirit; (ii) the board of directors of Comanche resolves to accept a Superior Proposal; or (iii) the board of directors of Comanche effects a Change in Recommendation.

(g)    This Agreement may be terminated at any time before the Closing by Comanche, if:

(i)    the Average Closing Price is less than $16.80; and

(ii)    the number obtained by dividing the Average Closing Price by $21.00 is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.20 from such quotient; provided, however, that a termination by Comanche pursuant to this Section 9.1(g) will have no force and effect if Spirit agrees in writing (within two (2) Business Days after receipt of Comanche’s written notice of such termination) to increase (1) the Aggregate Cash Consideration and/or (2) the number of shares of Spirit Common Stock in the Aggregate Stock Consideration, such that the sum of any such additional cash consideration and the value of the Aggregate Stock Consideration is equal to $36,000,000 (valuing the Aggregate Stock Consideration based on the Average Closing Price). If within such two (2)-Business Day period, Spirit delivers written notice to Comanche that Spirit intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Comanche in writing of the revised Aggregate Stock Consideration, then no termination will occur pursuant to this Section 9.1(g), and this Agreement will remain in full force and effect in accordance with its terms (except that the Aggregate Stock Consideration will be modified in accordance with this Section 9.1(g)).

(iii)    For purposes of this Section 9.1(g), the following terms will have the meanings indicated below:

(A)    “Average Closing Price” means the average of the closing price per share of Spirit Common Stock on NASDAQ for the fifteen (15) consecutive trading days ending on and including the tenth (10th) trading day preceding the Closing Date.

(B)    “Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days ending on and including the fifth (5th) trading day preceding the Closing Date.

(C)    “Index” means the NASDAQ Bank Index.

(D)    “Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

Section 9.2    Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Spirit or Comanche as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Section 5.11, Section 7.2, this Section 9.2 and Section 11.5 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3    Termination Fee. To compensate Spirit for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Spirit, Comanche and Spirit agree as follows:

(a)    Provided that Spirit is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by Comanche specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i)    Comanche under the provisions of Section 9.1(e), then Comanche shall pay to Spirit in immediately available funds the sum of $2,200,000 (the “Termination Fee”);

(ii)    Spirit under the provisions of Section 9.1(f), then Comanche shall pay to Spirit the Termination Fee in immediately available funds;

(iii)    either Spirit or Comanche under the provisions of Section 9.1(a)(iii), if, at the time of termination, the Registration Statement has been declared effective for at least twenty-five (25) Business Days prior to such termination and Comanche shall have failed to call, give notice of, convene and hold Comanche Shareholder Meeting in accordance with Section 5.1, then Comanche shall pay to Spirit the Termination Fee in immediately available funds;

(iv)    either Spirit or Comanche under the provisions of Section 9.1(a)(v), if, at the time of termination, there exists an Acquisition Proposal with respect to Comanche, then Comanche shall pay to Spirit the Termination Fee in immediately available funds; or

(v)    either Spirit or Comanche under the provisions of Section 9.1(a)(iii), if, at such time, Comanche Shareholder Approval has not occurred and if, at the time of termination, there exists an Acquisition Proposal with respect to

Comanche and within twelve (12) months of the termination of this Agreement, Comanche enters into an Acquisition Agreement with any Person with respect to such Acquisition Proposal, then Comanche shall pay to Spirit the Termination Fee in immediately available funds.

(b)    The payment of the Termination Fee shall be Spirit’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3. For the avoidance of doubt, in no event shall the Termination Fee under the circumstances described in this Section 9.3 be payable on more than one occasion.

(c)    Any payment required by this Section 9.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(v), then such payment shall become payable on or before the second (2nd) Business Day following the execution by Comanche of an Acquisition Agreement.

ARTICLE X

CONDITIONS PRECEDENT

Section 10.1    Conditions Precedent to Obligations of Spirit. The obligation of Spirit under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Spirit in its sole discretion, to the extent permitted by applicable law:

(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of Comanche set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.32 and 3.33 shall be true and correct (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by Comanche in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that Comanche may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to Spirit or taking lawful action to cure within thirty (30) days of Comanche having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by Comanche in this Agreement, other than set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.32 and 3.33, is true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all material respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). Spirit shall have received a certificate, executed by an appropriate representative of Comanche and dated as of the Closing Date, to the foregoing effect.

(b)    Performance of Obligations. Comanche shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Spirit shall have received a certificate, executed by an appropriate representative of Comanche and dated as of the Closing Date, to the foregoing effect.

(c)    Absence of Material Adverse Change. No Material Adverse Effect on Comanche or Comanche Bank shall have occurred since the date hereof.

(d)    Certain Agreements.

(i)    Each of the employment agreements entered into by those certain individuals listed on Section 10.1(d)(i) of the Comanche Disclosure Schedules (the “Employment Agreements”), shall remain in full force and effect as of the Effective Time.

(ii)    Each of the Director Support Agreements shall remain in full force and effect.

(iii)    Each agreement entered into by each director or officer of Comanche or Comanche Bank as a condition and inducement to Spirit’s willingness to enter into this Agreement, releasing Comanche, CNC Delaware and Comanche Bank from any and all claims by such directors and officers (except as described in such instrument), which shall each be in substantially the form attached hereto as Exhibit E, remain in full force and effect.

(e)    Dissenters’ Rights. Holders of shares representing no more than five percent (5%) of the issued and outstanding Comanche Stock, in the aggregate, shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.

(f)    Consents and Approvals. The Required Consents shall have been obtained, and Spirit shall have received evidence thereof in form and substance reasonably satisfactory to Spirit and all applicable waiting periods shall have expired.

(g)    Outstanding Litigation. Comanche shall accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding Proceedings set forth in Section 3.5 of the Comanche Disclosure Schedules, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as jointly determined by Comanche and Spirit. No accrual will be required for any Proceeding that is settled or dismissed in any final, binding and non-appealable Proceeding after payment of all related fees, costs and expenses owed by Comanche or any of its Subsidiaries.

(h)    Termination of Comanche Employee Plans. Comanche shall have amended or terminated any Comanche Employee Plans as requested by Spirit in accordance with Section 7.4.

(i)    Other Documents. Comanche shall have delivered to Spirit all other instruments and documents which Spirit or its counsel may reasonably request to effectuate the transactions contemplated hereby.

Section 10.2    Conditions Precedent to Obligations of Comanche. The obligation of Comanche under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Comanche in its sole discretion, to the extent permitted by applicable law:

(a)    Compliance with Representations and Warranties. (i) Each of the representations and warranties of Spirit set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12 shall be true and correct (other than inaccuracies that are de minimis in amount and effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date); (ii) each of the other representations and warranties made by Spirit in this Agreement shall be true and correct in all respects as of the date of this Agreement; provided, however, that Spirit may cure any such inaccurate representation or warranty covered by this clause (ii) by providing written notice to Comanche or taking lawful action to cure within thirty (30) days of Spirit having knowledge of such inaccuracy; and (iii) each of the representations and warranties made by Spirit in this Agreement, other than set forth in Sections 4.1, 4.2, 4.3, 4.9, 4.11 and 4.12, is true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or Material Adverse Effect, in which case such representations and warranties as so qualified are true and correct in all material respects) as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date, (except to the extent such representation or warranty is made specifically as of an earlier date, in which case as of such earlier date). Comanche shall have received a certificate, executed by an appropriate representative of Spirit and dated as of the Closing Date, to the foregoing effect.

(b)    Performance of Obligations. Spirit shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Comanche shall have received a certificate, executed by an appropriate representative of Spirit and dated as of the Closing Date, to the foregoing effect.

(c)    Absence of Material Adverse Change. No Material Adverse Effect on Spirit or Spirit Bank shall have occurred since the date hereof.

(d)    Consents and Approvals. The consents set forth in the Spirit Disclosure Schedules shall have been obtained, and Comanche shall have received evidence thereof in form and substance reasonably satisfactory to Comanche and all applicable waiting period shall have expired.

Section 10.3    Conditions Precedent to Obligations of Spirit and Comanche. The respective obligations of Spirit and Comanche under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions which may be waived by Spirit and Comanche, respectively, in their sole discretion, to the extent permitted by applicable law:

(a)    Government Approvals. Spirit shall (i) have received the Regulatory Approvals, which approvals shall not impose any restrictions on the operations of Spirit or the Continuing Corporation that, in the reasonable judgment of Spirit, materially and adversely impairs the value of Comanche and its Subsidiaries, taken as a whole, to Spirit or that materially and adversely impairs the economic or business benefits of the transactions contemplated by this Agreement to Spirit or otherwise would, in the reasonable judgment of Spirit, be so burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement, and (ii) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Second Merger and the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Spirit or Comanche may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

(b)    Shareholder Approval. The shareholders of each of Comanche and Spirit shall have approved this Agreement and the transactions contemplated hereby by the requisite votes.

(c)    Tax Opinions. Comanche shall have received an opinion of FKHF, and Spirit shall have received an opinion of Hunton, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including (without limitation) those contained in the Spirit Tax Representation Letter and Comanche Tax Representation Letter.

(d)    No Adverse Action, Law or Order. No action having been taken, and no law, statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Body or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (iii) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject Comanche, Spirit or any of their Subsidiaries or any officer, director, shareholder or employee of Comanche, Spirit or their respective Subsidiaries to criminal or civil liability. Further, no action or Proceeding prior to any court or Governmental Body, by any government or Governmental Body or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

(e)    Registration of Spirit Common Stock. The Registration Statement covering the shares of Spirit Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Spirit Common Stock to be issued in the Merger shall have been received and such approval shall not have been withdrawn or revoked.

(f)    Listing of Spirit Common Stock. The shares of Spirit Common Stock to be delivered to the shareholders of Comanche pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a)    “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase agreement, share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(b)    “Acquisition Proposal” means any bona fide proposal (whether communicated to Comanche or publicly announced to Comanche’s shareholders) by any Person (other than Spirit or any of its Affiliates) for an Acquisition Transaction (as defined herein) involving Comanche, any Subsidiary of Comanche or any future Subsidiary of Comanche, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, twenty percent (20%) or more of the consolidated assets of Comanche as reflected on Comanche’s most recent consolidated statement of condition prepared in accordance with GAAP.

(c)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Comanche by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Spirit or any of its Affiliates, of twenty percent (20%) or more in interest of the total outstanding voting securities of Comanche or Comanche Bank, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Spirit or any of its Affiliates) beneficially owning twenty percent (20%) or more in interest of the total outstanding voting securities of Comanche or Comanche Bank, or any merger, consolidation, business combination or similar transaction involving Comanche or Comanche Bank pursuant to which the shareholders of Comanche immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license, acquisition or disposition of twenty percent (20%) or more of the assets of Comanche or Comanche Bank; or (iii) any liquidation or dissolution of Comanche or Comanche Bank.

(d)    “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(e)    “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code.

(f)    “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;

(g)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Conroe, Texas or Comanche, Texas.

(h)    “Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

(i)    “Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

(j)    “Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statutes, laws, rules, regulations, ordinances or codes now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including all common law theories (at law or in equity), any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

(k)    “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(l)    “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(m)    “Hazardous Materials” includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Body, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of Comanche or any of its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(n)    “knowledge” and phrases of similar import means, as to Comanche, the actual knowledge of any executive officer of Comanche Bank designated by Comanche Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to Spirit, the actual knowledge of any executive officer of Spirit after reasonable inquiry.

(o)    “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(p)    “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, properties, deposits, results of operations, earnings, business or cash flows of that Person, taken as a whole; provided, that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such changes in the foregoing (A) through (F) disproportionately affect such Person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Person and its Subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Second Merger and the Bank Merger to which such Person is a party.

(q)    “NASDAQ” means the NASDAQ Global Select Market.

(r)    “Order” means any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Body.

(s)    “Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, company agreement, or similar operational document and (iv) with respect to any foreign entity, equivalent constituent and governance documents.

(t)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.

(u)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.

(v)    “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that Comanche or any of its Subsidiaries is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable Balance Sheet in accordance with GAAP, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

(w)    “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries (i) has fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(x)    “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of Comanche reasonably determines, in its good faith judgment based on, among other things, the advice of Comanche’s outside legal counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to Comanche’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of Comanche’s outside legal counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “fifty percent (50%).”

(y)    “Tax” or “Taxes” means all (i) U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation § 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

(z)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(aa)    “Treasury Regulation” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of the provisions of the Code.

(bb)    “Union” means a union, works council or other labor organization.

(cc)    “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 11.2    Other Definitional Provisions.

(a)    All references in this Agreement to Comanche Disclosure Schedules, Spirit Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Comanche Disclosure Schedules, Spirit Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c)    All references to “$” and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)    References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f)    References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.

(g)    If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(h)    Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(i)    References herein to documents being “made available” means that such documents, prior to the date of this Agreement, have been uploaded by the applicable party to the virtual data room maintained by Comanche’s financial advisor and to which representatives of each of the parties hereto have access, or are incorporated in, attached to or otherwise available in any of the publicly-available filings that Spirit or Comanche Bank has made with any Governmental Body.

Section 11.3    Investigation; Survival of Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.

Section 11.4    Amendments. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective boards of directors, at any time before or after approval of the Merger by the shareholders of Comanche; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of Comanche’s shareholders as contemplated by this Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of Comanche and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement.

Section 11.5    Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement shall pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or Liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 11.6    Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Spirit:

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

Attention: Mr. Dean O. Bass, Chairman and CEO

Email: DBass@sotb.com

With a copy to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: Mr. Peter G. Weinstock

Email: pweinstock@HuntonAK.com

If to Comanche:

Comanche National Corporation

100 East Central Street

Comanche, Texas 76442

Attention: Mr. William K. Nix, Chairman and CEO

                 Mr. Jeff D. Stewart, President

Email: Kendall.nix@comanchenational.com

            jstewart@comanchenational.com

With a copy to:

Fenimore Kay Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Mr. Chet A. Fenimore

Email: cfenimore@fkhpartners.com

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

Section 11.7    Controlling Law; Jurisdiction.

(a)    This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b)    Any Proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 11.7 constitute a voluntary and bargained for agreement between the parties. Process in any Proceeding may be served on any party anywhere in the world.

Section 11.8    Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.9    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. In all such cases, the parties shall use Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

Section 11.10    Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.11    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.12    Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 11.13    No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SPIRIT OF TEXAS BANCSHARES, INC.

By:	/s/ Dean O. Bass
Name:	Dean O. Bass
Title:	Chairman and Chief Executive Officer

COMANCHE NATIONAL CORPORATION

By:	/s/ William K. Nix
Name:	William K. Nix
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]